Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

RANDOLPH BANCORP

FIRST EASTERN BANKSHARES CORPORATION

and

RICHARD F. KALAGHER

Dated as of September 1, 2015

i

3.23	Loans; Nonperforming and Classified Assets	27
3.24	Deposits	29
3.25	Investment Securities	30
3.26	Investment Management; Trust Activities	30
3.27	Derivative Transactions	30
3.28	Repurchase Agreements	31
3.29	Deposit Insurance	31
3.30	CRA, Anti-money Laundering and Customer Information Security	31
3.31	Transactions with Affiliates	32
3.32	Settlement Services	33
3.33	Brokers; Opinion of Financial Advisor	33

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER		33
4.1	Making of Representations and Warranties	33
4.2	Authority	33
4.3	Company Ownership	34
4.4	Non-Contravention	34
4.5	Regulatory Approvals	34
4.6	Litigation; Regulatory Action.	34
4.7	Brokers	35

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER		35
5.1	Making of Representations and Warranties	35
5.2	Organization, Standing and Authority	35
5.3	Corporate Power	36
5.4	Corporate Authority	36
5.5	Non-Contravention	36
5.6	Articles of Organization; Bylaws	36
5.7	Compliance with Laws	37
5.8	Litigation	37
5.9	Financial Statements; Regulatory Reports	38
5.10	Regulatory Capitalization	38
5.11	CRA, Anti-money Laundering and Customer Information Security	39
5.12	Brokers	40
5.13	Sufficient Funds	40
5.14	Approvals	40

ARTICLE VI - COVENANTS RELATING TO CONDUCT OF BUSINESS		40
6.1	Company Forbearances	40
6.2	Forebearances of the Company and Shareholder	44
6.3	Forbearances of Buyer	44

ARTICLE VII - ADDITIONAL AGREEMENTS		45
7.1	Press Releases	45
7.2	Access; Information	45
7.3	No Solicitation	46
7.4	Regulatory Applications; Filings; Consents	46

ii

7.5	Directors’ and Officers’ Indemnification	47
7.6	Employees and Benefit Plans	48
7.7	Notification of Certain Matters	51
7.8	Financial Statements and Other Current Information	51
7.9	Confidentiality Agreement	51
7.10	Certain Tax Matters	51
7.11	Classified Loans	52
7.12	Leases	52
7.13	Access to Suppliers	52
7.14	Information Systems Conversion	52
7.15	Loan Officer Compensation and Offices	52
7.16	Waiver of Restriction on Transfer of Stock	53
7.17	Reasonable Best Efforts	53
7.18	Payment of Dividend	53

ARTICLE VIII - CONDITIONS TO CONSUMMATION OF THE MERGER		53
8.1	Conditions to Each Party’s Obligations to Effect the Merger	53
8.2	Conditions to the Obligations of Buyer	53
8.3	Conditions to the Obligations of the Company and Shareholder	54

ARTICLE IX - TERMINATION		54
9.1	Termination	54
9.2	Effect of Termination	55

ARTICLE X - INDEMNIFICATION		55
10.1	Indemnification by Shareholder	55
10.2	Indemnification by Buyer	56
10.3	Notice of Claims	56
10.4	Third Party Actions	56
10.5	Survival; Limitations	59

ARTICLE XI - MISCELLANEOUS		60
11.1	Standard	60
11.2	Certain Definitions	61
11.3	Waiver; Amendment	68
11.4	Expenses	68
11.5	Notices	68
11.6	Understanding; No Third Party Beneficiaries	70
11.7	Assignability; Binding Effect	70
11.8	Headings; Interpretation	70
11.9	Counterparts	70
11.10	Governing Law	70
11.11	Specific Performance	71
11.12	Entire Agreement	71
11.13	Severability	71

iii

AGREEMENT AND PLAN OF MERGER, dated as of September 1, 2015 (this “Agreement”), by and among Randolph Bancorp, a Massachusetts-chartered mutual bank holding company (“Buyer”), First Eastern Bankshares Corporation, a Massachusetts corporation (the “Company”), and Richard F. Kalagher, an individual residing at 25111 Ridge Oak Drive, Bonita Spring, FL 34134 (“Shareholder”). Shareholder is a party to this Agreement solely with respect to Shareholder’s individual obligations under this Agreement, and not those obligations of the Company hereunder.

RECITALS

WHEREAS, Shareholder and the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and Affiliates to enter into this Agreement and to consummate the strategic business combination provided for herein;

WHEREAS, Shareholder owns 100% of the issued and outstanding capital stock of the Company;

WHEREAS, Buyer and the Company intend to effect a merger of the Company with and into Buyer (the “Merger”), with Buyer to be the surviving entity;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Massachusetts Business Corporation Act (“MBCA”) and Massachusetts General Laws Chapter 167H (the “MHC Statute”), and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive (Buyer, as the surviving entity of the Merger, being sometimes referred to herein as the “Surviving Corporation”).

1.2 Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall execute and file with the Secretary of the Commonwealth of the Commonwealth of Massachusetts articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the MBCA and the MHC Statute. The Merger shall become effective on the date of such filings at the time specified therein (the “Effective Time”).

1.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MBCA and the MHC Statute.

1.4 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place by mail or electronic delivery, or, at the option of Buyer at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, on a date to be specified by the parties, which shall be no later than five Business Days (as defined in Section 11.2) after all of the conditions to the Closing set forth in Article VIII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the “Closing Date.” Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

1.5 Articles of Organization and Bylaws. The Articles of Organization of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.6 Directors of the Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

1.7 Officers of the Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

1.8 Bank Merger. Buyer intends to cause the merger of First Federal Savings Bank of Boston (the “Company Bank”) with and into Randolph Savings Bank (“Buyer Bank”), with Buyer Bank as the surviving institution (the “Bank Merger”). Subject to the foregoing and, as determined by Buyer in Buyer’s sole discretion, following the execution and delivery of this Agreement, Buyer will cause Buyer Bank, and the Company will cause the Company Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger in a form reasonably satisfactory to Buyer and the Company. The consummation of the Bank Merger shall be consummated immediately following the Merger.

ARTICLE II - MERGER CONSIDERATION;

EXCHANGE PROCEDURES

2.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company or Shareholder, each share of common stock of the Company, no par value per share (“Company Common Stock”), issued and outstanding immediately prior to the

Effective Time shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive $115,671.64, without interest, in cash (the “Merger Consideration”), for an aggregate Merger Consideration amount of $15,500,000; provided, however, that the aggregate amount of all Merger Consideration shall be reduced, dollar for dollar, by (a) an amount equal to any amounts paid or payable prior to the Closing by the Company or its Subsidiaries to certain officers of the Company or its Subsidiaries pursuant to the arrangements described in Section 6.1(d) of this Agreement (the “Bonuses”) and (b), if the consolidated shareholder’s equity of the Company and its Subsidiaries as set forth on the Closing Balance Sheet is less than $13,000,000, an amount equal to such deficit, subject to the provisions of Section 8.2(e).

2.2 Rights as Shareholder; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.1, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive, for each such share of Company Common Stock, the Merger Consideration. At the Effective Time, Shareholder shall cease to be, and shall have no rights as, a shareholder of the Company, other than the right to receive the Merger Consideration as provided under this Article II. After the date hereof, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock consented to in writing by Buyer.

2.3 Exchange Procedures.

(a) At the Effective Time, Shareholder shall surrender to Buyer his Certificates representing 100% of the outstanding Company Common Stock in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificates shall have been converted pursuant to Section 2.1 of this Agreement. Upon proper surrender to Buyer of a Certificate for exchange and cancellation, the holder of such Certificates shall be paid in exchange therefor, the Merger Consideration. In respect of the Certificates surrendered pursuant to this Section 2.3, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or accrued on any Merger Consideration.

(b) Buyer shall not be obligated to deliver cash to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing 100% of the outstanding Company Common Stock for exchange as provided in this Section 2.3, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer.

(c) If outstanding Certificates for shares of Company Common Stock are not surrendered, or the payment for them is not claimed prior to the date on which such cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither Buyer nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(d) Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of U.S. federal, state, local or non-U.S. tax law. Such amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

2.4 Purchase Price Allocation

(a) The parties hereby agree to allocate the Merger Consideration and all other applicable capitalized costs and other relevant items among the purchased assets of the Company in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The parties intend and expect that such allocation shall minimize the recapture of depreciation (including, but not limited to, recapture of Code Section 1250 real estate depreciation) and any other recognition of ordinary income by the Company to the extent such allocation is reasonably supportable, but the final amount of such allocation shall remain subject to the approval of Buyer and Shareholder in their reasonable discretion. Buyer shall prepare and deliver to Shareholder, within 30 days after the Closing, for Shareholder’s review, a draft IRS Form 8594 (Asset Acquisition Statement) under Internal Revenue Code Section 1060 setting forth the proposed allocation, along with any supporting documentation and a written statement calculating the proposed Reimbursement Amount (as hereafter defined), if any, to be paid to Shareholder hereunder. Shareholder may, in Shareholder’s reasonable discretion, dispute the initial allocation and proposed Reimbursement Amount by notifying Buyer of such disagreement in writing, setting forth in reasonable detail his objections, within 30 days after Shareholder’s receipt of such initial allocation and proposed Reimbursement Amount. Buyer shall have 15 days to consider, in good faith, the suggested changes. In the event the Buyer and Shareholder disagree on the allocation or the proposed Reimbursement Amount, they shall negotiate in good faith to resolve any differences, subject to the requirement that the parties shall minimize the recapture of depreciation and any recognition of ordinary income to the extent such allocation is reasonably supportable. If Buyer and Shareholder are unable to reach agreement on such matters within 60 days following the Closing, the dispute shall be referred to a “Big 4” accounting firm as mutually agreed by Buyer and Shareholder that has not been engaged within the past five years by Buyer, the Company, Shareholder, or any of the immediate family of Shareholder or Affiliates of either the Buyer or the Company. The accounting firm shall seek to mediate the dispute, but to the extent such mediation does not fully resolve the matter, each of

Buyer and Shareholder shall submit its or his proposed allocation and Reimbursement Amount to the accounting firm for binding arbitration, which shall follow the principles set forth in this Section 2.4 and will select either the Buyer’s or Shareholder’s proposal, with no modifications except to the extent the accounting firm determines that such modification is necessary in order for the proposed allocation and Reimbursement Amount to be reasonably supportable under applicable law. Each of Buyer and Shareholder shall bear its or his own costs, including legal and accounting fees, in connection with the referral; provided, however, that the fees and costs of the accounting firm to which the matter is referred shall be borne equitably as determined by the accounting firm, with the expectation that a substantially losing party shall normally bear all of such fees and costs. Neither party shall take any position on such allocation for Tax purposes or file a Tax Return for the Company or Shareholder until such time as such dispute is resolved. If Buyer and Shareholder agree to such allocation and the Reimbursement Amount, or upon resolution following referral to a Big 4 accounting firm, each of the Buyer, Shareholder and the Company shall sign such Form 8594 and a statement reflecting the agreed Reimbursement Amount and Buyer, the Company and Shareholder shall file all Tax Returns consistent with the allocation determined under this Section 2.4, and no party hereto shall take any position for Tax purposes inconsistent with such allocation; provided, however, that the parties acknowledge that Buyer and its Affiliates may use a different allocation for financial reporting purposes. Within 30 days following the written approval of the Form 8594 and the statement reflecting the agreed Reimbursement Amount, Buyer or Buyer Bank shall pay to Shareholder the Reimbursement Amount.

(b) For purposes of this Agreement, the term “Reimbursement Amount” shall mean the amount of any Taxes on an after-tax basis (i.e., taking into account that such reimbursement will be treated as additional sale proceeds), net of any federal or state tax savings (including but not limited to any reduction in the Code Section 1411 tax on net investment income), to be incurred by Shareholder on account of the deemed sale of the Company assets and liquidation of the Company in the Merger, as compared to the aggregate federal and state income tax that would have been incurred by Shareholder if the Merger had been treated as a sale of all of Shareholder’s Company Common Stock without a Code Section 338(h)(10) election, including, but not limited to, any increase in Taxes as result of a “determination” within the meaning of Section 1313(a) of the Code relating to this purchase price allocation.

2.5 Company Tax Returns

(a) If the Effective Time occurs on or prior to December 31, 2015, Buyer shall prepare, or cause to be prepared, at its expense, all federal and state income Tax Returns for the 2015 fiscal year in accordance with the past practices of the Company (the “2015 Tax Returns”) and provide copies thereof to Shareholder at least 30 days in advance of filing. The 2015 Tax Returns shall not be filed without the prior written approval thereof by Shareholder; provided, however, that Shareholder may not revise such returns or withhold such approval with respect to the allocation of the Merger Consideration to the extent that the information on the 2015 Tax Returns is consistent with the calculations described in Section 2.4 hereof. If Shareholder does not object in writing to such 2015 Tax Returns within 15 days of his receipt of any such 2015 Tax Return, Shareholder shall be deemed to have approved such 2015 Tax Return. Buyer shall share, and shall cause its tax preparer to share, with Shareholder any work papers and other information supporting the 2015 Tax Returns as prepared by or on behalf of Buyer.

(b) If the Effective Time occurs after December 31, 2015, the Company shall prepare, or cause to be prepared, at its expense, the 2015 Tax Returns in accordance with the past practices of the Company and provide copies thereof to Buyer at least 30 days in advance of filing for review and comment, and Buyer shall have 15 days to provide any comments or requested changes. The Company shall incorporate all comments and requested changes of Buyer (i) for which the Company reasonably determines that there is at least more likely than not authority for such position and (ii) which do not result in any indemnification, tax, or other expense for the Company or Shareholder with respect to the return period. The Company shall share, and shall cause its tax preparer to share, with Buyer any work papers and other information supporting the 2015 Tax Returns as prepared by or on behalf of the Company. Notwithstanding the forgoing, if the Effective Time occurs after December 31, 2015, but prior to the due date of any 2015 Tax Return (taking into account any extensions of time to file), the preparation and filing of such return shall be governed by Section 2.5(a) hereof rather than this Section 2.5(b).

(c) If the Effective time occurs after December 31, 2015, Buyer shall prepare, or cause to be prepared, all federal and state income Tax Return for the 2016 fiscal year in accordance with the past practices of the Company (the “2016 Tax Return”) and provide copies thereof to Shareholder at least 30 days in advance of filing. The 2016 Tax Returns shall not be filed without the prior written approval thereof by Shareholder; provided, however, that Shareholder may not revise such return or withhold such approval with respect to the allocation of the Merger Consideration to the extent that the information on the 2016 Tax Returns is consistent with the calculations described in Section 2.4 hereof. If Shareholder does not object in writing to such 2016 Tax Returns within 15 days of his receipt of any such 2016 Tax Return, Shareholder shall be deemed to have approved such 2016 Tax Return. Buyer shall share, and shall cause the tax preparer to share, with Shareholder any work papers and other information supporting the 2016 Tax Return as prepared by or on behalf of Buyer.

(d) The 2015 Tax Returns and the 2016 Tax Returns shall be timely filed (taking into account any extensions of time within which to file, as approved by Buyer and Shareholder) by the party responsible for preparation thereof. If Buyer and Shareholder are unable to reach any agreement required under this Section 2.5 with respect to the form or content of any of the 2015 Tax Returns or the 2016 Tax Returns, the dispute shall be resolved by a Big 4 accounting firm using mediation and arbitration procedures analogous to those set forth in Section 2.4(a).

2.6 Action by Governmental Authority. If Buyer, Company or Shareholder receives notice, whether written or oral, from a Governmental Authority that the Governmental Authority has commenced or intends to commence an Action with respect to the purchase price allocation described in Section 2.4 hereof or the characterization of any gain or loss reflected on the Tax Returns with respect to such purchase price allocation, Tax Returns filed on the basis thereof or other tax matters associated therewith (“Tax Action”), the recipient shall promptly notify the other parties in writing, providing reasonable detail of the facts known to such party associated with such Action and copies of any written correspondence and pleadings received from such Governmental Authority. For purposes of Article X hereof, a Tax Action shall be treated as a Third Party Action, Shareholder shall be the Indemnified Party and Buyer shall be the Indemnifying Party. If a Tax Action results in a Reimbursement Amount being payable to Shareholder, such amount shall be treated as Damages for purposes of Article X hereof and shall be paid by Buyer or Buyer Bank to Shareholder within 30 days following the (a) final adjudication of such Tax Action, beyond all applicable appeal periods or (b) the final settlement of such Tax Action in writing in the manner described in Article X hereof.

2.7 Asset Sale Treatment. The parties hereto acknowledge and agree to treat the Merger as a taxable sale of the assets of the Company followed by a liquidation of the Company for U.S. federal income Tax purposes pursuant to Code Section 331, in accordance with IRS Revenue Ruling 69-6, 1969-1 C.B. 104.

2.8 Reservation of Right to Revise Structure. Buyer may at any time prior to the Effective Time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to Shareholder as Merger Consideration as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the U.S. federal and state income tax treatment of holders of Company Common Stock in connection with the Merger, (iv) alter or change the characterization of assets as ordinary assets or capital assets or the allocation of the Merger Consideration among the assets for Tax purposes, or (v) delay materially the receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to closing set forth in Article VIII not to be capable of being fulfilled. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change, each in a form reasonably acceptable to the parties. In the event that Buyer seeks to change the method of effecting the business combination contemplated by this Agreement, the reasonable attorneys’ and accountants’ fees and expenses incurred by the Company as a direct result of considering and implementing such change shall not be considered in the calculation of the Company’s minimum consolidated shareholder’s equity for purposes of Section 2.1 or Section 8.2(e).

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Making of Representations and Warranties.

(a) As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III, subject to the standards established by Section 11.1.

(b) On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 11.1. To the extent that facts or circumstances are described in one section of the Company Disclosure Schedule, such description shall be considered disclosure for purposes of all representations and warranties to the extent that the application of such facts or circumstances to other representations and warranties can be reasonably ascertained from the Company Disclosure Schedule.

3.2 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly registered as a savings and loan holding company under the Home Owners’ Loan Act and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding and 15,000 shares of Company Common Stock, of which 134 shares are issued and outstanding. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights and the Board of Directors of the Company (the “Company Board”) has not granted or approved any such preemptive or similar rights). There are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. There are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock are owned by Shareholder free and clear of any Liens (as defined in Section 3.4(a)) and any other restrictions on transfer (other than any restrictions under applicable securities laws) and were issued in compliance with applicable securities laws.

(b) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(c) There are no outstanding options to purchase Company Common Stock or other outstanding equity awards (including, without limitation, any restricted stock awards) to any director, officer, employee or consultant of the Company or any of the Company’s Subsidiaries.

3.4 Subsidiaries.

(a) (i) Schedule 3.4 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges, restriction, conditions or other claims of third parties of any kind (collectively, “Liens”).

(b) Except as set forth on Schedule 3.4 of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4 of the Company Disclosure Schedule.

3.5 Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

3.6 Corporate Authority.

(a) This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (i) unanimously approved the Merger and this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock, (ii) directed that the Merger be submitted for consideration of the shareholders of the Company, and (iii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of the Merger. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The Company has secured and delivered to Buyer a Written Consent of Shareholder, duly executed by Shareholder, approving this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (the “Written Consent”). The Written Consent is the only vote of any class of capital stock of the Company required by the MBCA, the Articles of Organization of the Company or the Bylaws of the Company to approve this Agreement, the Merger and the transactions contemplated hereby.

(b) In connection with the Merger and the transactions contemplated by this Agreement, as a result of the Written Consent, Shareholder is not entitled to any rights of an objecting shareholder, “appraisal”, “dissenters”, rights to receive “fair value” for stock, or any other similar rights under the MBCA or otherwise.

3.7 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals (as defined in Section 11.2), and the required filings under federal and state securities laws, and except as set forth on Schedule 3.7 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Organization or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 11.2) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition (as defined in Section 7.4) would be imposed.

3.8 Articles of Organization; Bylaws; Corporate Records. The Company has made available to Buyer a complete and correct copy of its Articles of Organization and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries; provided, however, that the copy of the Bylaws of the Company Bank provided to Buyer remains subject to filing with the OCC. The Company is not in violation of any of the terms of its Articles of Organization or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors).

3.9 Compliance with Laws. The Company and each of its Subsidiaries:

(a) Except as set forth Schedule 3.9 of the Company Disclosure Schedule, has been, at all times since January 1, 2012, and is in compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Home Owners’ Loan Act, Bank Secrecy Act, Expedited Funds Availability Act, Truth in Savings Act, Electronic Fund Transfer Act, Servicemembers Civil Relief Act, Homeowners Protection Act, Home Mortgage Disclosure Act, National Flood Insurance Act, Flood Disaster Protection Act, Fair Housing Act, Gramm-Leach-Bliley Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Federal Trade Commission Act, and Dodd-Frank Wall Street Reform and Consumer Protection Act, Truth in Lending Act, Real Estate Settlement Procedures Act, Consumer Credit Protection Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Homeowners Ownership and Equity Protection Act, Fair Debt Collections Practices Act, CRA, and other federal, state, local and foreign laws regulating or applicable to the Company or any of its Subsidiaries or any of their products, services or activities, and all other applicable lending, fair lending laws and other laws relating to discriminatory or unfair business practices, consumer privacy, data security and record retention (“Finance Laws”). In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted in all material respects; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened; and

(c) except as set forth on Schedule 3.9 of the Company Disclosure Schedule, has received, since January 1, 2012, no written or, to the Knowledge of the Company, oral notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist).

3.10 Litigation; Regulatory Action.

(a) Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Comptroller of the Currency (the “OCC”)) or the supervision or regulation of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, since January 1, 2012, neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.11 Financial Reports and Regulatory Reports.

(a) The Company has previously delivered to Buyer true, correct and complete copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2014, 2013 and 2012 and the related consolidated statements of income, shareholder’s equity and cash flows for the fiscal years 2012 through 2014, inclusive, in each case accompanied by the audit report of the Company’s independent auditors solely with respect to the financial statements of the Company Bank. The financial statements referred to in this Section 3.11 (including the related notes and schedules, where applicable, the “Company Financial Statements”) fairly present, and the financial statements referred to in Section 7.8 will fairly present, the consolidated results of operations and consolidated financial condition of the Company and its Subsidiaries for the respective fiscal years or as of the respective dates therein set forth, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected on the most recent audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014, as set forth in the Company’s call report for the period ended December 31, 2014 (the “Company Balance Sheet”) or incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since December 31, 2014, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(b) The Company and its Subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) assets and liabilities of the Company and its Subsidiaries are recorded accurately in the Company’s financial statements.

(c) Since January 1, 2012, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the OCC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

3.12 Absence of Certain Changes or Events. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company Financial Statements, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2014, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent auditors, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice or with respect to shares tendered in payment for the exercise of stock options or withheld for Tax purposes upon the vesting of restricted stock awards or performance share awards or upon the exercise of stock options, (v) establishment or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any directors or executive officers of the Company or any of its Subsidiaries, or any contract or arrangement entered into to make or grant any severance or termination pay, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (vi) any material closing agreement, settlement, election or other action made by Company or any of its Subsidiaries for federal or state income Tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

3.13 Taxes and Tax Returns. For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of its Subsidiaries, respectively, and any reference to the Company shall be deemed to include its Subsidiaries, including any predecessors of its Subsidiaries, except where explicitly inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of the Company and which the Company is contesting in good faith. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return and neither the Company nor any of its Subsidiaries currently has any open tax years except for the Tax Returns for 2012, 2013 and 2014. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Company’s Knowledge are pending with respect to the Company. Other than with respect to audits that have already been completed and resolved, the Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(d) The Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the

Company for taxable periods ended on or after December 31, 2012. The Company has delivered to Buyer correct and complete copies of all examination reports, letter rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by the Company filed for the years ended on or after December 31, 2012. The Company has timely and properly taken such actions in response to, and in compliance with, notices received from the Internal Revenue Service (“IRS”) on and after December 31, 2012 in respect of information reporting and backup and nonresident withholding as are required by law.

(e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of the Company (i) did not, as of December 31, 2014, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company’s Financial Statements, and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of the Company in filing its Tax Returns. Since December 31, 2014, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after the Closing Date.

(i) The Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Company has elected treatment as an S corporation pursuant to Section 1362(a) of the Code, such election is currently in place and has not been revoked, and the Company has qualified for and been treated as an S corporation at all times since January 1, 2004. All direct and indirect corporate Subsidiaries of the Company have been “qualified subchapter S subsidiaries” within the meaning of Section 1361(b)(3) of the Code at all times since January 1, 2004 or such lesser time period that they have been directly or indirectly owned by the Company. Since January 1, 2004, the Company has not been a party to any transaction pursuant to which it directly or indirectly acquired assets of a C corporation in a carryover basis transaction. No tax will be due under Section 1374 of the Code with respect to any actual or deemed sale of Company assets pursuant to this Agreement.

3.14 Employee Benefit Plans.

(a) Schedule 3.14 of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is maintained by the Company or any ERISA Affiliate (as defined below) or with respect to which the Company or any ERISA Affiliate has or may have any liability (the “Company Employee Programs”).

(b) True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the two most recently filed IRS Forms 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency.

(c) Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

(d) Each Company Employee Program is, and has been operated, in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms, in each case, in all material respects. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law and with respect to any such contributions, premiums, or other payments required to be made under or with respect to any Company Employee Program that are not yet due or payable, to the extent required by GAAP, adequate reserves are reflected on the Company Balance Sheet.

(e) No Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA (as defined below)) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(f) Neither the Company nor any ERISA Affiliate maintains or contributes to, or within the past six years has maintained or contributed to, any Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan (as defined below) and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(g) None of the Company Employee Programs provides health care or any other non-pension welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(h) Each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program. Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(i) Since December 31, 2004 and through December 31, 2008, each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. From and after January 1, 2009, each NQDC Plan has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(k) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates other than the Bonuses; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate. Schedule 3.14 of the Company Disclosure Schedule lists the Company’s “disqualified individuals” for purposes of Section 280G of the Code. Each payment to be made under any Company Employee Program is, or to the Knowledge of the Company will be, fully deductible under Section 162(a) of the Code.

For purposes of this Agreement:

(i) “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, supplemental executive retirement plans or arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

(iv) An entity is an “ERISA Affiliate” of the Company (or other entity if the context of this Agreement requires) if it would have ever been considered a single employer with the Company (or other entity if the context of this Agreement requires) under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

(v) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.15 Labor Matters.

(a) Schedule 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company and its Subsidiaries as of the date of this Agreement, setting forth for each employee: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus potential; average scheduled hours per week; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); any visa or work permit status and the date of expiration, if applicable; and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.

(b) Except as set forth on Schedule 3.15(b) of the Company Disclosure Schedule, the Company does not employ or otherwise engage any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by the Company and reported on a Form W-2 (collectively, “Contingent Workers”).

(c) The Company and its Subsidiaries are, and for the period since at least January 1, 2012 have been, in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. The Company currently classifies and at all times since at least January 1, 2012 has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws, and is and has been otherwise in compliance with such laws. To the extent that any Contingent Workers are engaged by the Company, the Company currently classifies and has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable law and for the purpose of all employee benefit plans and perquisites.

(d) Except as set forth on Schedule 3.15(d) of the Company Disclosure Schedule, within the period since January 1, 2012, the Company has not received any threat of or notice of contemplation of any form of litigation, governmental audit or investigation, administrative agency proceeding or private dispute resolution procedure with respect to employment or labor matters (including allegations of employment discrimination, retaliation, noncompliance with wage and hour laws or unfair labor practices). Except as set forth on Schedule 3.15(d) of the Company Disclosure Schedule, within the period since January 1, 2012, the Company has not had pending or resolved against the Company any form of litigation, governmental audit or investigation, administrative agency proceeding or private dispute resolution procedure with respect to employment or labor matters (including allegations of employment discrimination, retaliation, noncompliance with wage and hour laws or unfair labor practices).

(e) The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company. During the 90 day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Company.

(f) Except as set forth on Schedule 3.15(f) of the Company Disclosure Schedule, all employees of the Company are employed at-will and no employee is subject to any employment contract with the Company, whether oral or written.

(g) Schedule 3.15(g) of the Company Disclosure Schedule identifies each employee of the Company who is subject to a non-competition and/or non-solicitation agreement with the Company and includes a form of each such agreement.

(h) Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the Knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the Knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

3.16 Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof. Neither the Company nor any of its Subsidiaries own any bank-owned life insurance policies (“BOLI”). Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, all of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, since January 1, 2012, no such claim has been denied. Since January 1, 2012, neither the Company nor any of its Subsidiaries has been or is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.17 Environmental Matters.

(a) To the Knowledge of the Company, each of the Company and its Subsidiaries and each real property owned and the portion of any property leased or operated by any of them (the “Company Property”) are, and for the past five years have been, in compliance in all material respects with all applicable Environmental Laws (as defined below). To the Knowledge of the Company, each of the Company Loan Properties (as defined below) is, and for the past five years has been, in compliance in all material respects with all applicable Environmental Laws.

(b) Neither the Company nor its Subsidiaries has received written notice in the last six years, that there is any material suit, claim, action or proceeding pending and, to the Knowledge of the Company, no such action is threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) at, in, to, on, from or affecting a Company Property, a Company Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has received any written notice in the last six years regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 could reasonably be based. To the Knowledge of the Company, no facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 would reasonably be expected to occur.

(d) To the Knowledge of the Company, except as set forth on Schedule 3.17 of the Company Disclosure Schedule, no Hazardous Material is present or has been released at, in, to, on, under, from or affecting any Company Property, any Company Loan Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries in a manner, amount or condition that would result in any liabilities or obligation of the Company or any of its Subsidiaries, pursuant to any Environmental Law.

(e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Company Loan Property and there are no Company Participation Facilities (as defined below).

(f) To the Knowledge of the Company, there are and have been no (i) active or abandoned underground storage tanks, (ii) gasoline or service stations, or (iii) dry-cleaning facilities or operations at, on, in, or under any Company Property.

(g) For purposes of this Section 3.17, (i) “Company Loan Property” means any real property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any real property owned or operated by the Company or any of its Subsidiaries, and (ii) “Company Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters.

(h) For purposes of this Section 3.17, (i) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, Oil, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety; (ii) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or regulated pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (iii) “Environment” means any air (including indoor air), soil vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (iv) “Environmental Laws” means any federal, state or local law (including common law), statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, (B) the protection of human or worker health and safety, and/or (C) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Material. Without limiting the foregoing, the term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material.

3.18 Intellectual Property. Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

(a) the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

(b) all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

(c) there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the last six years infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(d) to the Knowledge of the Company, neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the last six years infringed on or violated) any Third Party Right;

(e) to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets; and

(f) the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business.

(g) For purposes of this Section 3.18, (i) “Business” means the business of the Company and its Subsidiaries as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business which are material to the Business; (iii) “Intellectual Property Assets” means, collectively, (A) patents and patent applications (“Patents”); (B) trade names, logos, slogans, Internet domain names, social media accounts, pages and registrations, registered and unregistered trademarks and service marks and related registrations and applications for registration (“Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information (“Trade Secrets”); and (iv) “Products” means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries.

(h) All computer systems, servers, network equipment and other computer hardware and software owned, leased or licensed by the Company and its Subsidiaries and used in the Business (“IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries. The Company and

its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems), (ii) continuously maintained all licenses necessary to use its IT Systems, and (iii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two year period prior to the date of this Agreement, there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Business nor has there been any unauthorized access to or use of any IT Systems.

3.19 Personal Data; Privacy Requirements. In connection with the collection and/or use of an individual’s name, address, credit card information, email address, social security number, and account numbers (“Personal Data”), the Company and its Subsidiaries have at all times complied with and currently comply with all applicable statutes and regulations in all relevant jurisdictions where the Company currently conducts business, its publicly available privacy policy, and any third party privacy policies which the Company has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by or on behalf of the Company (the “Privacy Requirements”). The Company and its Subsidiaries will have the right after the execution of this Agreement to use such Personal Data in substantially the same manner as used by the Company and its Subsidiaries prior to the execution of this Agreement. The Company and its Subsidiaries (A) have security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties and (B) the Company and its Subsidiaries hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements. To the Knowledge of the Company and its Subsidiaries, the Company has not suffered any breach in security that has permitted any unauthorized access to the Personal Data under the Company and its Subsidiaries control or possession. The Company and its Subsidiaries have required and do require all third parties to which any of them provide Personal Data and/or access thereto to maintain the privacy, security and confidentiality of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

3.20 Material Agreements; Defaults.

(a) Except as set forth on Schedule 3.20 of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto, (i) with respect to the employment or service of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company and or Subsidiaries; (vi) which provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (vii) which provides for the lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate; (viii) which relates to capital expenditures and involves future payments in excess of $25,000 individually or $50,000 in the aggregate; (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business; (x) which is not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum; or (xi) which materially restricts the conduct of any business by the Company or any of its Subsidiaries. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.20(a), whether or not set forth on Schedule 3.20 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and to the Knowledge of the Company there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, (i) no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and (ii) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.21 Property and Leases.

(a) Each of the Company and its Subsidiaries has good, record and marketable title to all the real property and all other property interests owned or leased by it free and clear of all Liens, other than (i) monetary Liens that secure liabilities that are reflected in the Company Balance Sheet or disclosed in the notes to the Company Financial Statements, (ii) Liens incurred in the ordinary course of business after the date of such Company Balance Sheet in amounts less than $50,000, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice (x) for amounts not yet due and payable or (y) for amounts that are due and payable that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) matters reflected in that certain Commonwealth Land Title Company title commitment, effective August 18, 2015, provided to the Company by Buyer and (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity. Neither the Company nor any of its Subsidiaries has received written notice of any violation of or non-payment under any easements, covenants or restrictions affecting all the real property and all other material property owned or leased by it that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there, and, to the Knowledge of the Company, (x) no such violation or non-payment exists under any such easements, covenants or restrictions, and (y) no other party is in violation of any such easements, covenants or restrictions.

(b) Each Lease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.21(b) of the Company Disclosure Schedule and is in full force and effect. There exists no breach or default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no default under any such Lease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has previously made available to Buyer complete and correct copies of all such Leases. The rental payment set forth in each Lease is the actual rent being paid, and there are no separate agreements or understandings with respect to the same. “Lease” means any lease, sublease, master lease, license, sublicense, occupancy agreement, or other agreement (written or oral) pertaining to any real property, including all exhibits, amendments, modifications, extensions, renewals, guaranties, estoppel certificates, commencement date letter, memorandum of lease, consents, subordination, non-disturbance and attornment agreements and other agreements relating thereto.

(c) Schedule 3.21(c) of the Company Disclosure Schedule sets forth a list of all real property (i) owned by the Company or any of its Subsidiaries or (ii) affected by a Lease to which the Company or any of its Subsidiaries is a party. No tenant or other party in possession of any of such real property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(d) Except as set forth on Schedule 3.21(d) of the Company Disclosure Schedule none of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation, including, but not limited to any such matters with respect to historic buildings, or the Americans with Disabilities Act, in any material respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there. Except as set forth on Schedule 3.21(d) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, (ii) there are no condemnation or appropriation proceedings pending or, to the Knowledge of the Company, threatened against any of such properties or any plants, buildings or other structures thereon.

3.22 Regulatory Capitalization. The Company Bank is, and as of the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. The Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

3.23 Loans; Nonperforming and Classified Assets. Except as set forth on Schedule 3.23 of the Company Disclosure Schedule:

(a) Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit, credit card accounts, and loan commitments, on the Company’s or its applicable Subsidiary’s books and records (collectively, “Loans”) (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce such loan in accordance with its terms, complete and correct sets of originals of all such documents which are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law, including the Finance Laws and any other applicable lending laws and regulations. With respect to each Loan, to the extent applicable, the Loan file contains (i) all original notes and originals or copies of other agreements, evidences of indebtedness, security instruments and financing statements. Each Loan file contains true, complete and correct copies of all Loan documents evidencing, securing, governing or otherwise related to the Loan and such documents and instruments are in due and proper form.

(b) Other than Loans that have been pledged to the Federal Home Loan Bank in the ordinary course of business, no Loan has been assigned or pledged, and the Company or its applicable Subsidiary has good and marketable title thereto, without any basis for forfeiture thereof. The Company or its applicable Subsidiary is the sole owner and holder of the Loans free and clear of any and all Liens other than a Lien of the Company or its applicable Subsidiary.

(c) Each Loan, to the extent secured by a Lien of the Company or its applicable Subsidiary, is secured by a valid, perfected and enforceable Lien of the Company or its applicable Subsidiary in the collateral for such Loan, having the Lien position stated in the security instrument (if applicable).

(d) Each Loan or Transferred Loan, as applicable, was underwritten and originated by the Company or its applicable Subsidiary (i) in the ordinary course of business and consistent with the Company’s or its applicable Subsidiary’s policies and procedures for loan origination and servicing in place at the time such Loan was made, (ii) in a prudent manner, (iii) in accordance with the Finance Laws and all other applicable laws, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, fair credit reporting, unfair collection practice, origination, collection and servicing, (iv) in accordance with Investor Requirements, and (v) in accordance with Insurer Requirements.

(e) Each Loan or Transferred Loan was and has been, as applicable, marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) the Finance Laws, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial Protection Bureau and the Fair Housing Act; (ii) the Company’s or its applicable Subsidiary’s applicable loan origination and servicing policies and procedures; (iii) the loan documents governing each Loan or Transferred Loan, (iv) Investor Requirements, and (v) Insurer Requirements.

(f) No Loan is subject to any right of rescission (except for loans within the statutory right of rescission period that have not been extended or tolled), set-off, claim, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the note or the mortgage (if applicable), or the exercise of any right thereunder, render either the note or the mortgage (if applicable) unenforceable, in whole or in part, or subject to any right of rescission (except for loans within the statutory right of rescission period), set-off, counterclaim or defense, including the defense of usury.

(g) Each Loan or Transferred Loan that is covered by an insurance policy or guarantee was (i) originated or underwritten in accordance with the applicable policies, procedures and requirements of the insurer or guarantor of such Loan or Transferred Loan at the time of origination or underwriting and (ii) continues to comply with the applicable policies, procedures and requirements of the insurer or guarantor, such that the insurance policy or guarantee covering the Loan or Transferred Loan is in full force and effect.

(h) Schedule 3.23 of the Company Disclosure Schedule discloses as of July 31, 2015: (i) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Knowledge of the Company or any Subsidiary, in violation, breach or default of any other provision thereof, including a description of such breach or default; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater shareholder of the Company or any Subsidiary, or to the Knowledge of the Company or any Subsidiary, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB, as made applicable to a savings association by Section 11(b)(1) of the Home Owners’ Loan Act, as amended, have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.

(i) The allowance for Loan losses reflected in the Company Financial Statements, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(j) The Company has previously made available to Buyer complete and correct copies of its and its applicable Subsidiary’s lending and servicing policies and procedures.

(k) Except for customary foreclosure and collection actions brought by the Company or one of its Subsidiaries, there is no action, suit, proceeding, investigation, or litigation pending, or to the best of the Company’s or any Subsidiary’s Knowledge, threatened, with respect to any Loan or Transferred Loan.

(l) To the Knowledge of the Company, there are no defaults as to the Company’s or any Subsidiary’s compliance with the terms of any Loan or Transferred Loan.

(m) To the Knowledge of the Company, in the last five years, no error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to any Loan or Transferred Loan has taken place on the part of the Company, any Subsidiary or any other person, including, without limitation, any borrower, any broker, any correspondent or any settlement service provider.

(n) To the Knowledge of the Company, the Company or any Subsidiary is not in breach of, and has not, in the last five years, breached, any provision contained in any agreement pursuant to which the Company or any Subsidiary has brokered, originated, made, sold, participated or performed any activity in connection with any Loan or Transferred Loan.

(o) No Transferred Loan is subject to recourse by the Company or any Subsidiary, as the term “recourse” is defined in 12 C.F.R.§ 167.1.

(p) Schedule 3.23 of the Company Disclosure Schedule contains a list of each repurchase, indemnification, make-whole or other remedy request regarding any Transferred Loan received by the Company or any Subsidiary since January 1, 2012, including the nature, amount and status of the request. Such list is true, correct and complete and all respects and there are no outstanding requests not included on such list. The Company has properly accrued for its obligations in connection with all probable and estimable related claims for Transferred Loans.

3.24 Deposits.

(a) The deposits of the Company Bank have been solicited, originated and administered by the Company Bank in accordance with the terms of their governing documents in effect from time to time and with applicable law.

(b) Each of the agreements relating to the deposits of the Company Bank is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

(c) The Company Bank has complied with applicable law relating to overdrafts, overdraft protection and payment for overdrafts.

(d) Any debit cards issued by the Company Bank with respect to the deposits of the Company Bank have been issued and administered in accordance with applicable law including the Electronic Fund Transfer Act of 1978, as amended, and Regulation E of Consumer Financial Protection Bureau.

3.25 Investment Securities. Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses. The Company and its Subsidiaries have complied with the requirements of Section 13 of the Bank Holding Company Act of 1956, as amended (the “BHCA”) and the regulations promulgated thereunder (the “Volcker Rule”) and neither the Company nor any of its Subsidiaries will be required to divest securities during the Volcker Rule conformance period.

3.26 Investment Management; Trust Activities.

(a) Except as set forth on Schedule 3.26 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(b) Except as set forth on Schedule 3.26 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries engages in any trust business, nor administers or maintains accounts for which it acts as fiduciary (other than individual retirement accounts and Keogh accounts), including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

3.27 Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.27, “Derivative Transactions” shall mean any swap transaction, option, warrant, borrower rate locks, forward purchase or forward loan sale commitments, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.28 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.29 Deposit Insurance. The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

3.30 CRA, Anti-money Laundering and Customer Information Security. Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding matters related to the Community Reinvestment Act of 1977, as amended, and any equivalent applicable state laws (collectively, the “CRA”). The Company Bank is in compliance with all applicable requirements of the CRA.

(a) The Company and each of its Subsidiaries, including the Company Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act” and all such applicable laws, the “Money Laundering Laws”). The Board of Directors of the Company Bank has adopted and the Company Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

(b) None of (i) the Company, (ii) any Subsidiary of the Company, (iii) any Person on whose behalf the Company or any Subsidiary of the Company is acting, or (iv) to the Company’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by the Company or any Subsidiary of the Company, is (A) named on the most current list of

“Specially Designated Nationals” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither the Company and nor any of its Subsidiaries, including the Company Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither the Company nor any of its Subsidiaries, including the Company Bank, is currently engaging in such transactions. The Company and its subsidiaries, including the Company Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

(c) The Company is in compliance with all applicable laws related to privacy of customer information, including, without limitation, Title V of the Gramm Leach Bliley Act of 1999 and regulations promulgated thereunder, and the Interagency Guidelines Establishing Information Securities Standards set forth 12 C.F.R. Part 170 (collectively, the “Privacy Laws”). The Board of Directors of the Company Bank has adopted and the Company Bank has implemented a written information security program that meets the requirements of applicable law.

(d) The Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because of the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2014, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company or any Subsidiary of the Company, including the Company Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or its Subsidiaries, including the Company Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Privacy Requirements is pending or, to the Knowledge of the Company, threatened.

3.31 Transactions with Affiliates. Except as set forth on Schedule 3.31 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning 5% or more of the outstanding Company Common Stock, director, employee or Affiliate (as defined in Section 11.2) of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its

Subsidiaries. Except as set forth on Schedule 3.31 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

3.32 Settlement Services. Any Subsidiary or Affiliate of the Company that has performed or provided any Settlement Service has complied with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including, without limitation, the Real Estate Settlement Procedures Act, and any such Settlement Service has complied with the same. Any payment or thing of value made, paid or received related to any such Settlement Service complied with the Real Estate Settlement Procedures Act. Any such Subsidiary or Affiliate has all licenses, registrations, permits and authorizations necessary to perform or provide such Settlement Services. Any such Subsidiary or Affiliate has performed or provided such Settlement Services (a) in a prudent manner (b) in accordance with the highest industry standards, (c) in accordance with any Investor Requirements, and (d) in accordance with any Insurer Requirements. No violation of law, error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to any Settlement Service has taken place on the part of any such Subsidiary or Affiliate or other person.

3.33 Brokers; Opinion of Financial Advisor. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Keefe, Bruyette and Woods, Inc. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer and will be accrued for and reflected in the Company’s financial statements and paid by the Company, in each case immediately prior to the Effective Time.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

4.1 Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Shareholder hereby makes to Buyer the representations and warranties contained in this Article IV, subject to the standards established by Section 11.1.

4.2 Authority. Shareholder has the right, power and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. Shareholder has duly executed and delivered the Written Consent and this Agreement and, assuming the due authorization, execution and delivery by Buyer and the Company, the specific individual obligations of Shareholder (and not the Company) in this Agreement are legal, valid and binding agreements of Shareholder, enforceable in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

4.3 Company Ownership. Shareholder holds of record and owns beneficially, and has good and valid title to 134 shares of Company Common Stock, which constitutes all of the issued and outstanding shares of Company Common Stock, free and clear of any Liens and any other restrictions on transfer (other than restrictions under applicable securities laws and the restrictions set forth in Section 5 of the Articles of Organization of the Company, which have been waived by the Company Board). Shareholder is not a party to any option, warrant, convertible security, right, contract, call, pledge, put, preemptive right, purchase right or other agreement with respect to the voting, purchase, sale or transfer, or registration of any securities of the Company or prohibiting or conflicting with Shareholder’s obligations under this Agreement.

4.4 Non-Contravention. Subject to the receipt of the Regulatory Approvals and any required filings under federal and state securities laws, the execution, delivery and performance by Shareholder of Shareholder’s obligations under this Agreement and the consummation by Shareholder of the transactions contemplated hereby (including, without limitation, the Merger) do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Shareholder or to which Shareholder or Shareholder’s properties or assets are subject or bound, or (ii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Shareholder or to which Shareholder or Shareholder’s properties or assets are subject or bound.

4.5 Regulatory Approvals. As of the date hereof, Shareholder has no Knowledge of any reasons relating to Shareholder, the Company or Company Bank (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

4.6 Litigation; Regulatory Action.

(a) No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Shareholder which would adversely affect, restrain or prohibit Shareholder’s performance under this Agreement or Shareholder’s consummation of the transactions contemplated hereby, and, to the Knowledge of Shareholder, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Shareholder is not a party to or subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the FDIC, the OCC) or the supervision or regulation of the Company or any of its Subsidiaries. Shareholder has not been subject to any order or directive by, or been ordered to pay any civil money penalty by, any Governmental Authority that currently regulates in any material respect the conduct of the Company’s business.

(c) Shareholder has not been advised by a Governmental Authority that currently regulates in any material respect the conduct of the Company’s business that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by such Governmental Authority nor has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission to or against Shareholder.

4.7 Brokers. No action has been taken by Shareholder, individually, that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER

5.1 Making of Representations and Warranties. As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to the Company and Shareholder the representations and warranties contained in this Article V, subject to the standards established by Section 11.1. On or prior to the date hereof, Buyer has delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of Buyer’s representations and warranties contained in this Article V; provided, however, that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 11.1.

5.2 Organization, Standing and Authority. Buyer is a mutual holding company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer is a bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.

5.3 Corporate Power. Buyer has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

5.4 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action by Buyer. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

5.5 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under the organizational documents of Buyer, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer or Buyer Bank why (i) all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, (ii) any Burdensome Condition would be imposed or (iii) Buyer would be unable to consummate the transactions contemplated by this Agreement.

5.6 Articles of Organization; Bylaws. Buyer has made available to the Company a complete and correct copy of its Articles of Organization and Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its organizational documents. The minute books of Buyer and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders, corporators and boards of trustees or directors (including committees of their respective boards of directors).

5.7 Compliance with Laws . Buyer and each of its Subsidiaries:

(a) has been, at all times since January 1, 2012, and is in compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws, and all other applicable fair lending laws and other laws relating to discriminatory business practices. In addition, there is no pending or, to the Knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened; and

(c) except as set forth on Schedule 5.7 of the Buyer Disclosure Schedule, has received, since January 1, 2012, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

5.8 Litigation.

(a) Except as set forth on Schedule 5.8 of the Buyer Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Except as set forth on Schedule 5.8 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries. Except as set forth on Schedule 5.8 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since

January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

5.9 Financial Statements; Regulatory Reports.

(a) Buyer has previously delivered to the Company true, correct and complete copies of the consolidated balance sheets of Buyer and its Subsidiaries as of December 31, 2014, 2013 and 2012 and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the fiscal years 2012 through 2014, inclusive, in each case accompanied by the audit report of Buyer’s independent auditors. The financial statements referred to in this Section 5.9 (including the related notes and schedules, where applicable) fairly present the consolidated results of operations and consolidated financial condition of Buyer and its Subsidiaries for the respective fiscal years or as of the respective dates therein set forth, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Except for those liabilities that are fully reflected on the most recent audited consolidated balance sheet of the Buyer and its Subsidiaries as of December 31, 2014, as set forth in the Buyer’s call report for the period ended December 31, 2014 (the “Buyer Balance Sheet”) or incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since December 31, 2014, neither the Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that could reasonably be expected to have a material adverse effect on its ability to consummate the transactions contemplated hereby. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect actual transactions.

(b) Since January 1, 2012, Buyer and its Subsidiaries have duly filed with the FRB, the FDIC and the Massachusetts Division of Banks and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

5.10 Regulatory Capitalization. Buyer Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

5.11 CRA, Anti-money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding matters related to the CRA. Buyer Bank is in compliance with all applicable requirements of the CRA.

(a) Buyer and each of its Subsidiaries, including Buyer Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act, and the Money Laundering Laws. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

(b) None of (i) Buyer, (ii) any Subsidiary of Buyer, (iii) any Person on whose behalf Buyer or any Subsidiary of Buyer is acting, or (iv) to Buyer’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by Buyer or any Subsidiary of Buyer, is (A) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Buyer and nor any of its Subsidiaries, including Buyer Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither the Buyer nor any of its Subsidiaries, including Buyer Bank, is currently engaging in such transactions. The Buyer and its subsidiaries, including Buyer Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

(c) Buyer is in compliance with the Privacy Requirements. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written information security program that meets the requirements of applicable law.

(d) Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2014, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer or any Subsidiary of Buyer, including Buyer Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Buyer or its Subsidiaries, including Buyer Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Privacy Requirements is pending or, to the Knowledge of Buyer, threatened.

5.12 Brokers. No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, other than the engagement of RP Financial, LC., whose expenses shall be paid by Buyer.

5.13 Sufficient Funds. Buyer and Buyer Bank together have, and Buyer will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

5.14 Approvals. Except for Regulatory Approvals, no consents or approvals of, or waivers by, or filings or registrations with any third party are required to be made or obtained by Buyer or its Subsidiaries in connection with the execution and delivery of this Agreement, or to consummate the Merger.

ARTICLE VI - COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Company Forbearances. From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees (including but not limited to mortgage loan originators) and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.

(b) Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or, other than with respect to shares withheld for Tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options, acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities, or (v) grant or approve any preemptive or similar rights with respect to any shares of Company Common Stock.

(c) Dividends, Etc. (i) Directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock; or (ii) make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than dividends from wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary of the Company, as applicable; provided, however, that the Company shall pay to Shareholder (x) a dividend in the amount equal to the federal and state income Taxes incurred by Shareholder on account of the taxable income of the Company for the period beginning on July 1, 2015 and ending on the earlier of December 31, 2015 or the Effective Time, if the Effective Time is on or prior to December 31, 2015, and (y) if the Effective Time is on or after January 1, 2016, in addition to the dividend set forth in subsection (x) hereof, a dividend in the amount equal to the federal and state income Taxes incurred by Shareholder on account of the taxable income of the Company for the period beginning on January 1, 2016 and ending at the Effective Time. Such dividends shall disregard any reduction in the federal and state income Taxes incurred by the Shareholder with respect to any period or portion thereof on account of a taxable loss of the Company for any such period or portion thereof, and shall be paid as soon as such amount is determined but in no event later than 30 days after the end of the applicable period and shall be treated as an S corporation distribution for purposes of Sections 1367 and 1368.

(d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any mortgage loan originator commission rates, increase any employee benefit, or make any incentive or bonus payments, except for (i) such increases and payments to employees in the ordinary course of business consistent with past practice; provided, however, that any increases in salary do not exceed three percent (3%), (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.20 of the Company Disclosure Schedule, or (iv) payments to Peter J. Fraser, Chris A. Kreidermacher and Kellie J. Lally of 2.99% of their respective average annual compensation over the most recent five taxable years ending prior to the Closing Date, pursuant to written agreements between the Company and such individuals to be executed prior to the Closing Date in forms reasonably acceptable to the Company and Buyer (the “Bonus Agreements”).

(e) Benefit Plans. Except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14 of the Company Disclosure Schedule or (iii) for the Bonus Agreements, enter into, establish, adopt or amend any Company Employee Program or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f) Company Employees. Hire any member of senior management or other key employee, elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement or elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement, except for the hiring of at will employees having a title of manager or lower at an annual rate of salary not to exceed $80,000 in the ordinary course of business.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except (i) the sale, transfer or pledge of Loans, in the ordinary course of business consistent with past practice and (ii) other transactions in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole. For the avoidance of doubt, between July 1, 2015 and the Closing, the Company may sell mortgage servicing rights for Loans with an unpaid principal balance at the time of closing of such sale of no more than $150,000,000 and such sale or sales shall be deemed in the ordinary course of business consistent with past practice and permissible under this Section.

(h) Governing Documents. Amend its Articles of Organization or Bylaws (or equivalent documents), except with respect to the Amendment and Restatement of the Bylaws of the Company Bank following notice to the Buyer and compliance with applicable law.

(i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice and in accordance with subsection (r) of this Section 6.1) all or any portion of the assets, business, securities, deposits or properties of any other entity.

(j) Capital Expenditures. Except as described in Schedule 3.20 of the Company Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 in the aggregate.

(k) Contracts. Enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract.

(l) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party which settlement or similar agreement involves payment by the Company or any of its Subsidiaries of any amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of the Company or any of its Subsidiaries after the Effective Time, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect. Any request by the Company for consent by Buyer to the taking of any action by the Company prohibited under this Section 6.1(l) shall be made in writing and via telephone to the Chief Financial Officer and Chief Executive Officer of Buyer. If Buyer fails to respond to a request for such consent made in accordance with this Agreement within three Business Days of receipt of the request, it shall be deemed that Buyer has consented; provided, however, that the foregoing shall not apply to any action, suit, proceeding, order or investigation relating to the transactions contemplated hereby or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied.

(m) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(n) Derivative Transactions. Enter into any Derivative Transactions, except for borrower rate locks and forward loan sale commitments entered into in the ordinary course of business.

(o) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, brokered deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount not in accordance with the Company’s investment policy or (ii) any other debt security other than in accordance with the Company’s investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with the Company’s investment policy.

(q) Loans. (i) Make, increase or purchase any Loan (which for purposes of this Section 6.1(q) shall include both funded and unfunded commitments) if, as a result of such action, the total commitment to the borrower and the borrower’s Affiliates would equal or exceed $1,000,000; (ii) make, increase or purchase any fixed-rate Loan with pricing below market rate; (iii) renegotiate, extend or modify any existing Loan by the Company Bank in an amount equal to or greater than $100,000; or (iv) renew or increase any existing Loan by the Company Bank or purchase any Loan in an amount equal to or greater than $500,000.

(r) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate in the name of the Company or any of its Subsidiaries other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate in the name of the Company or any of its Subsidiaries if such environmental assessment indicates the presence of a “Recognized Environmental Condition” (as such term is customarily used in Phase I environmental assessments).

(s) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(t) Tax Matters. Make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, fail to timely file any material Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, surrender any material right to claim a refund of Taxes, consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax. For purposes of this Section 6.1(t), “material” shall mean affecting or relating to $50,000 or more of taxable income.

(u) Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(v) Agreements. Agree or commit to do anything prohibited by this Section 6.1.

6.2 Forebearances of the Company and Shareholder. From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of their respective Subsidiaries not to, and Shareholder will not take any action that (i) is intended or is reasonably likely to result in (x) any of their respective representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (z) a material violation of any provision of this Agreement, or (ii) would adversely affect the ability of Buyer to obtain the Regulatory Approvals.

6.3 Forbearances of Buyer. From the date hereof until the Effective Time, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of their respective Subsidiaries not to (i) take any action that would adversely affect the ability of Buyer to obtain the Regulatory Approvals or (ii) take any action that is intended or is reasonably likely to result in (x) any of their respective representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time or (y) any of the conditions to the Merger set forth in Article VIII not being satisfied.

ARTICLE VII - ADDITIONAL AGREEMENTS

7.1 Press Releases. Buyer and the Company will issue a mutually agreed upon press release announcing this Agreement and the transactions contemplated hereby and will not issue any press release or make any public statement or other disclosure regarding this Agreement or the transactions contemplated hereby without the prior consent of the such other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer or the Company may, without the prior consent of such other party (but after consultation with such other party, to the extent practicable), issue such press release or public statements as may be required by applicable law.

7.2 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) During the period prior to the Effective Time, upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall cause one or more of the Buyer Representatives to meet with a Company Representative (as defined in Section 7.3(b)) and discuss the general status of Buyer’s financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, and, during such period, it shall promptly notify the Company and the Company Representatives of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals, or the institution of material litigation involving Buyer or Buyer Bank, and

Buyer shall be reasonably responsive to requests by the Company for information relating to Buyer’s representations, warranties and covenants set forth in this Agreement. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree.

(c) Buyer and the Company agree to hold all information and documents obtained pursuant to this Section 7.2 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 11.2), as if it were the party receiving the confidential information as described therein). No investigation by Buyer of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement. No investigation by the Company or Shareholder of the business and affairs of Buyer shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the Company’s and Shareholder’s obligation to consummate the transactions contemplated by this Agreement.

7.3 No Solicitation.

(a) The Company and Shareholder shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer and Buyer Bank) conducted heretofore with respect to any of the matters described in Section 7.3(b). The Company agrees not to release any third party from the confidentiality provisions of any agreement to which the Company is a party.

(b) The Company and Shareholder shall not, and shall not permit any of their respective directors, officers, employees, advisors, representatives, or agents (collectively, the “Company Representatives”) to, directly or indirectly, (i) participate in discussions, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company (other than the sale of loans, servicing rights (as permitted hereby) or investment securities in the ordinary course of business) or any capital stock of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any confidential information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction (other than the sale of loans or servicing rights in the ordinary course of business), or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing

7.4 Regulatory Applications; Filings; Consents. Buyer and the Company, their respective Subsidiaries and Shareholder shall cooperate and use their respective reasonable best efforts (a) to promptly prepare all documentation, effect all filings and obtain all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to (i) agree to any prohibition, limitation, condition or other requirement which would (A) prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, (B) compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or (C) compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (A)-(C) of this sentence would have a Buyer Material Adverse Effect , or (ii) agree to any condition or make any commitment that (A) is not comparable to those imposed in connection with comparable transactions in the United States and that would not be reasonably foreseeable based upon publicly available information or discussions or communications prior to the date of this Agreement involving Buyer or any of its Subsidiaries and any regulatory authority and (B) would have a Buyer Material adverse Effect ((i) and (ii) together, (the “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications or notices, and accompanying documents to be filed by it with the FRB, the FDIC and the Massachusetts Division of Banks within 45 days following the date of this Agreement. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

7.5 Directors’ and Officers’ Indemnification.

(a) Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries as provided in the Company’s Articles of Organization or Bylaws or in the similar governing documents of the Company’s Subsidiaries or as provided in applicable law as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger.

(b) In the event Buyer or its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or its Subsidiaries shall assume the obligations set forth in this Section 7.5.

(c) The provisions of this Section 7.5 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each director or officer of the Company or its Subsidiaries and his or her heirs and representatives.

7.6 Employees and Benefit Plans.

(a) Buyer agrees to provide (or shall cause to be provided by its Subsidiaries) the employees of the Company and any of its Subsidiaries who are employees of the Company or its Subsidiaries and who remain employed at the Effective Time (collectively, the “Company Employees”) from and after the Effective Time with at least the types and levels of employee benefits that are, in each case, substantially similar to those then maintained by Buyer or its Subsidiaries for similarly-situated employees of Buyer or its Subsidiaries (but excluding any retiree health or life insurance benefit, in each case only to the extent that other newly hired employees of Buyer or its Subsidiaries are not eligible for such benefits). Buyer will use commercially reasonable efforts to treat, and cause its Subsidiaries and the applicable employee benefit plans, programs or arrangements of its Subsidiaries to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for level of benefits (but not for benefit accrual under any defined benefit plan, for purposes of severance benefits except to the extent provided in Section 7.6(k) below, for any purposes under any post-termination/retiree welfare benefit plan, or for purposes of any equity based compensation or benefits) attributable to any period before the Effective Time. Notwithstanding the foregoing provisions of this Section 7.6, service and other amounts shall not be credited to Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits. Qualified beneficiaries currently receiving health coverage under COBRA pursuant to the benefit plans of the Company or its Subsidiaries shall continue to be offered such coverage or similar coverage under the group health plans of Buyer or its Subsidiaries until such qualified beneficiary ceases to be eligible for COBRA coverage.

(b) With respect to any benefit plan or program of Company or its Subsidiaries that Buyer determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by Buyer or its Subsidiaries, Buyer shall, and Buyer shall cause its Subsidiaries to, unless materially financially burdensome or resulting in an excise tax payable by Buyer under Code Section 4980D, continue such plan or program of the Company or its Subsidiaries in effect for the benefit of the Company Employees until the later of the open enrollment period with respect to the year following the year in which the Merger occurs or the date Company Employees become eligible to become participants in the corresponding benefit plan or program maintained by Buyer or its Subsidiaries (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of Buyer to terminate or amend such plan or program) so that each Company Employee employed by Buyer or its Subsidiaries has no gap in coverage under any hospitalization, medical, dental, life, disability or other welfare plan or program.

(c) Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge, continue or modify any employee benefit plans and programs of the Company, so long as such actions do not discriminate against Company Employees relative to similarly situated employees of Buyer or its Subsidiaries. Notwithstanding the foregoing, unless a Company Employee affirmatively terminates coverage (or causes to terminate) under a Company or Company Subsidiary health plan prior to the time such Company Employee becomes eligible to participate in the Buyer or Buyer Subsidiary health plan, no coverage of any of the Company Employees or their dependents shall terminate under any of the Company or Company Subsidiary health plans prior to the time such Company Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of the Buyer or Buyer Subsidiary and their dependents.

(d) Buyer and Buyer’s Subsidiaries will give each continuing Company Employee credit, for purposes of the vacation, sick leave and/or other paid leave benefit programs of Buyer or its Subsidiaries, for such Company Employees’ accrued and unpaid vacation, sick time and/or paid leave balance with Company as of the Effective Time to the extent those liabilities are fully reflected in the records of the Company or its Subsidiaries.

(e) Buyer and its Subsidiaries will use commercially reasonable efforts to cause its insurance providers to waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under Company’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all Company Employees; provided that nothing in this sentence shall limit the ability of Buyer or its Subsidiaries to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Company Employees in a substantially similar manner as employees of Buyer or its Subsidiaries are treated. Buyer or its Subsidiaries will use commercially reasonable efforts to cause its insurance providers to honor under such plans any deductible, co-payment or out-of-pocket expenses incurred by the Company Employees and their covered dependents during the portion of the plan year prior to the relevant benefit plan determination date.

(f) If requested by Buyer, the Company shall terminate its 401(k) plan effective as of the day prior to the Effective Time (but contingent upon the occurrence thereof) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Buyer and the Company. Subject to the terms and conditions of the 401(k) Plan of Buyer or its Subsidiaries, Buyer shall take commercially reasonable efforts to cause the Company’s Employees to receive credit for their prior service for eligibility and vesting purposes in Buyer’s 401(k) plan.

(g) From the date hereof through the Closing, the Company shall, and shall cause its applicable Subsidiaries to, provide Buyer with reasonable access (at reasonable times, upon reasonable notice and in a manner that will not materially interfere with the normal operations of the Company) to the (i) employees of the Company and any of its Subsidiaries and (ii) the Company’s human resources personnel and personnel records (to the extent not prohibited by applicable law), in each case, for purposes of (A) facilitating an orderly transition of such employees from and after the Closing, (B) making announcements concerning, and preparing for the consummation of, the transactions contemplated by this Agreement, and (C) engaging, communicating or meeting with and/or presenting to such employees on either an individual or group basis with respect to matters related to their prospective continued employment with Buyer on and after the Closing. The Company and Buyer shall use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

(h) Notwithstanding the foregoing, nothing contained in this Section 7.6 shall (i) be treated as an amendment of any particular Employee Program or any other employee benefit plan, program, policy, agreement or arrangement or (ii) give any third party, including any Company Employee, any former employee of the Company or any of its Subsidiaries or any beneficiary representative thereof, any right to enforce the provisions of this Section 7.6. Nothing contained in this Agreement is intended to (x) confer upon any Company Employee or any other Person any right to continued employment after the Effective Time or (y) prevent Buyer or any of its Affiliates from amending, modifying or terminating any Employee Program or any other employee benefit plan, program, policy, agreement or arrangement.

(i) Within 30 days after the date of this Agreement, the Company shall designate, in consultation with Buyer, certain employees of the Company or its Subsidiaries who will be entitled to receive a retention bonus from Buyer in the event such employee remains an employee of the Company or its Subsidiaries as of the Closing Date and/or through a post-Closing transition period to be determined by the Company and Buyer in their commercially reasonable discretion. The aggregate amount of such retention bonuses for all designated employees shall be $150,000 and the allocation and timing of payment of each such bonus will be determined by Buyer and the Company, in their commercially reasonable discretion, within 60 days after the date of this Agreement.

(j) To the extent that any action is required to be taken to comply with the WARN Act, Buyer shall be responsible for all such compliance and shall indemnify the Company and its Subsidiaries and Shareholder for any breach or violation thereof.

(k) Buyer shall have no obligation arising from and after the Effective Time to continue in its employ any Person who is an employee of Company or its Subsidiaries as of the Effective Time. Each Person, other than Shareholder and any other Person who has entered into an agreement with Buyer or Buyer Bank providing for the payment of severance benefits, who is an employee of Company or its Subsidiaries as of the Effective Time and who is terminated by the Company or its Subsidiaries or by Buyer or its Subsidiaries following the Effective Time for a reason other than cause within 12 months subsequent to the Effective Time or resigns for Good Reason shall, subject to such Person signing a release agreement in a reasonable form and manner proposed by Buyer or Buyer Bank within the time period set forth in such release, be entitled to severance benefits to be paid by Buyer or its Subsidiaries pursuant to Buyer’s current severance practice, but in no event shall such severance benefits be less than two weeks of base salary, commissions, or wages for each full or partial year of employment with the Company or its Subsidiaries, with a minimum of four weeks of base salary or wages and a maximum of 26 weeks of base salary or wages. For purposes of this Agreement, “cause” for termination shall have the same meaning as “just cause” for termination of employment under Massachusetts common law. For purposes of this Agreement, resignation for “Good Reason” shall mean employee’s written notice to Buyer or Buyer Bank, within 30 days of the first occurrence of such event, of his or her resignation due to (i) a material adverse change in the position and/or responsibilities of an officer of the Company or its Subsidiaries, (ii) a material diminution of the employee’s base salary, or (ii) a change in the geographic location at which such employee primarily provides services to Buyer or Buyer Bank of 25 miles of driving distance or more, in each case without the consent of the employee; provided, however, that any such action by Buyer or Buyer Bank shall not constitute Good Reason unless Buyer or Buyer Bank has failed to substantially cure such action within 30 days following the delivery by the employee of a written notice to Buyer or Buyer Bank specifying in reasonable detail the nature of the claimed action. For the avoidance of doubt, any change in the employee’s job title shall not be considered to be Good Reason for the purposes of this Agreement.

(l) The Company or its Subsidiaries are permitted to execute and deliver the Bonus Agreements and to make payments thereunder prior to Effective Time. The amounts paid under the Bonus Agreements shall be reflected on the financial statements and tax returns of the Company as an expense of the Company or its Subsidiaries.

7.7 Notification of Certain Matters. Each of Buyer, the Company and Shareholder shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VIII not being satisfied, or (b) notwithstanding the standards set forth in Section 11.1, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer, the Company or Shareholder shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s, the Company’s or Shareholder’s obligations to consummate the transactions contemplated by this Agreement.

7.8 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer and Buyer shall furnish to the Company (a) consolidated financial statements (including balance sheets, statements of operations and shareholder’s equity) of the respective party and each of its Subsidiaries as of and for such month then ended, (b) internal management financial reports showing actual financial performance against plan and previous period and (c) any reports provided to the board of directors of the respective party and each of its Subsidiaries or any committee thereof relating to the financial performance and risk management of the respective party and its Subsidiaries. All information furnished to a party pursuant to this Section 7.8 shall be held in confidence to the same extent of Buyer’s obligations under Section 7.2(c).

7.9 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its respective terms.

7.10 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

7.11 Classified Loans. The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Classified Loans.

7.12 Leases. Upon request of Buyer, the Company shall use commercially reasonable efforts to obtain an estoppel from any third-party under a lease, sublease or ground lease to which the Company or any of its Subsidiaries is a party, in the form attached to such lease, sublease or ground lease, or in a form as prepared by Buyer.

7.13 Access to Suppliers. From and after the date hereof, the Company shall, upon Buyer’s reasonable request, use commercially reasonable efforts to introduce Buyer and its representatives to suppliers of the Company and its Subsidiaries for the purpose of facilitating the integration of the Company and its business into that of Buyer and Buyer Bank. Any interaction between Buyer and the Company’s suppliers shall be coordinated by the Company. The Company shall have the right to participate in any discussions between Buyer and the Company Bank’s suppliers.

7.14 Information Systems Conversion. From and after the date hereof, representatives of Buyer, Buyer Bank, and the Company and the Company Bank shall meet on a regular basis to discuss and plan for the conversion of the Company’s or Buyer’s data processing and related electronic informational systems to those to be used upon the consummation of the Merger (the “Information Systems Conversion”). In connection therewith, the parties hereto shall cooperate with each other and use their reasonable best efforts to provide customers with any communications and/or notices that are necessary or advisable; provided, however, that the Company in its discretion may elect to defer any such customer communication or notice until the receipt of all Regulatory Approvals (excluding any waiting period in respect thereof). The Information Systems Conversion shall include, but not be limited to: (a) discussion on third party service provider arrangements of the Company; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by the Company in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services and (e) any other actions necessary and appropriate to facilities in the conversion, as soon as practicable following the Effective Time.

7.15 Loan Officer Compensation and Offices. For a period of 12 months following the Effective Time, Buyer and Buyer’s Bank shall not (a) alter or amend the Loan Officer compensation plan presently employed by the Company Bank or (b) relocate any mortgage loan originators or other employees of the Company or the Company Bank engaged in loan operations from the location of employment at the Effective Time.

7.16 Waiver of Restriction on Transfer of Stock. The Company does hereby waive any restriction on transfer of Company Common Stock contained in its Article of Organization with respect to the consummation of the transactions contemplated by this Agreement.

7.17 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VIII hereof, and shall cooperate fully with the other parties hereto to that end.

7.18 Payment of Dividend. Buyer and the Company shall cause any amounts payable to Shareholder under Section 6.1(c) to be paid promptly following calculation thereof.

ARTICLE VIII - CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such Regulatory Approvals shall impose a Burdensome Condition.

(b) No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

8.2 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of the Company and Shareholder. (i) Each of the representations and warranties of the Company and Shareholder contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 11.1, (ii) each and all of the agreements and covenants of the Company and Shareholder to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects, and (iii) Buyer shall have received a properly executed certificate from each of the Company and Shareholder that it is a U.S. person in compliance with Treasury Regulations Section 1.1445-2(b)(2). Buyer shall have received a certificate, dated the Closing Date, signed by the President and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Third Party Consents. All consents or approvals of all Persons (other than Governmental Authorities) required for the consummation of the Merger or the continued use and occupation of any leased real property, or that are required in order to prevent a breach of or a default under or a termination of, or any right of acceleration of any liability under any of the Leases shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Officer Agreements. The President and Chief Operating Officer of Company Bank, the Executive Vice President and Chief Financial Officer of Company Bank and the Vice President/Internal Auditor of Company Bank each shall have entered into an agreement with Buyer Bank in the forms set forth in Exhibits A, B and C, respectively, to this Agreement.

(d) Mortgage Loan Originators. At the Effective Time, the Company shall employ at least eighty percent (80%) of the mortgage loan originators employed by the Company as of the date of this Agreement who are among the Company’s top ten mortgage loan originators, as measured by both loan origination dollars and numbers of loans, in the preceding 12 months.

(e) Minimum Consolidated Shareholder’s Equity. The consolidated shareholder’s equity of the Company and its Subsidiaries as set forth on the Closing Balance Sheet shall be equal to or greater than $12,750,000.

8.3 Conditions to the Obligations of the Company and Shareholder. The obligation of the Company and Shareholder to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company and Shareholder, at or prior to the Effective Time, of each of the following conditions: (a) each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 11.1, (b) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects, (c) Buyer Bank shall have executed and delivered the agreements in the forms set forth in Exhibits A, B and C, respectively, to this Agreement. The Company and Shareholder shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 8.3 have been satisfied.

ARTICLE IX - TERMINATION

9.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a) by the mutual consent of Buyer, the Company and Shareholder in a written instrument;

(b) by Buyer, the Company, or Shareholder in the event that the Merger is not consummated by March 31, 2016 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by Buyer, the Company or Shareholder (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII; or

(d) by Buyer, the Company or Shareholder, (i) in the event the Regulatory Approval shall (A) impose a Burdensome Condition, or (B) have been denied by final nonappealable action of such Governmental Authority, (ii) any Governmental Authority or court of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that subject to Section 7.4, the party seeking to terminate this Agreement shall have used its reasonable best efforts to obtain such approval, have such order, injunction or decree lifted or to prevent such Burdensome Condition from being imposed.

9.2 Effect of Termination. In the event of termination of this Agreement by either Buyer, the Company or Shareholder as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, Shareholder any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 7.1 (Press Releases), 7.9 (Confidentiality Agreement) and 11.4 (Expenses) and this Section 9.2 and all other obligations of the parties specifically intended to survive or be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, none of Buyer, the Company or Shareholder shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE X - INDEMNIFICATION

10.1 Indemnification by Shareholder. Shareholder shall, in accordance with and subject to the limitations in this Article X, defend, protect and hold harmless Buyer and its Subsidiaries, and each of their respective Affiliates, officers, directors, employees, equityholders, corporators and members (collectively, the “Buyer Indemnitees”) from, against and in respect of all Actions asserted against, and all Damages asserted against or suffered, sustained, incurred or paid, directly or indirectly, by any Buyer Indemnitee (collectively, “Buyer Losses”) in connection with or arising out of:

(a) the breach or inaccuracy of (i) those representations and warranties of the Company set forth solely in Section 3.3 (Capitalization) and Section 3.13(j) (Taxes and Tax Returns) and (ii) those representations and warranties of Shareholder in Article IV (Representations and Warranties of Shareholder);

(b) the breach or nonfulfillment of any covenant or agreement in this Agreement on the part of Shareholder; or

(c) the enforcement of the rights provided for in this Section 10.1.

10.2 Indemnification by Buyer. Buyer shall, in accordance with this Article X, indemnify, defend, protect and hold harmless Shareholder and his heirs, administrators, executors, assigns, successors and Affiliates (collectively, the “Shareholder Indemnitees”) from, against and in respect of all Actions asserted against, and all Damages asserted against or suffered, sustained, incurred or paid by, any Shareholder Indemnitee (collectively, “Shareholder Losses”) in connection with or arising out of:

(a) the breach or inaccuracy of any representation or warranty of Buyer set forth in this Agreement;

(b) the breach or nonfulfillment of any covenant or agreement in this Agreement, on the part of Buyer;

(c) a Tax Action and any associated Reimbursement Amount; or

(d) the enforcement of the rights provided for in this Section 10.2.

10.3 Notice of Claims. A Person entitled to the rights afforded to it under this Article X (an “Indemnified Party”) shall notify the Persons obligated to satisfy such rights under this Article X (the “Indemnifying Party”) in writing promptly after becoming aware of any Damages which an Indemnified Party shall have determined has given rise to a claim under Article X, and such notification shall reference the specific provisions of this Agreement in respect of which it seeks indemnification, defense or protection or to be held harmless and describe the facts associated with such claim; provided, however, that the failure to give such notice (a “Claim Notice”) shall not relieve an Indemnifying Party of its obligations to the Indemnified Party hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure or such Claim Notice is not delivered during the Claims Period. The Indemnified Party shall also provide the Indemnifying Party with such further information concerning any such claims the Indemnifying Party may reasonably request by written notice. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Claim Notice, or fails to notify the Indemnified Party within 30 days after receipt of such Claim Notice that it is disputing such claim, the Indemnifying Party shall pay the amount of Damages specified in the Claim Notice to the Indemnified Party. If the Indemnifying Party has timely disputed its liability with respect to such claim or the estimated amount of Damages, the dispute shall be resolved, and the amount, if any, of Damages payable by the Indemnifying Party to the Indemnified Party shall be determined in an action brought in accordance with Section 11.10. The provisions of this Section 10.3 do not apply to Third Party Actions.

10.4 Third Party Actions.

(a) If any third Person shall commence an Action (a “Third Party Action”) with respect to any matter which may give rise to a claim under this Article X, then the Indemnified Party shall notify the Indemnifying Party as the case may be, in writing promptly after becoming aware of such Third Party Action describing in reasonable detail the Third Party Action (such notice being hereinafter called a “Third Party Action Notice”), which notice shall include (i) a reference to the specific provisions of this Agreement in respect of which it seeks indemnification, defense or protection, (ii) describe the facts associated with such claim and (iii) supply copies of any correspondence or pleadings received from such third Person. It is agreed that no delay on the part of any Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from its obligations hereunder, except to the extent said Indemnifying Party is prejudiced by such failure to give notice or such Third Party Action Notice is not delivered during the Claims Period. The Indemnifying Party will have 30 days from the receipt of such Third Party Action Notice (the “Response Period”) to determine whether or not (x) the Indemnifying Party will, at its sole cost and expense, defend against such Third Party Action and/or (y) the Indemnifying Party is disputing the claim hereunder; provided, however, that Buyer must defend Shareholder in connection with a Tax Action.

(b) If the Indemnifying Party (i) does not respond to the Third Party Action Notice by 5:00 p.m., Eastern time, on the last day of the Response Period, (ii) responds to the Third Party Action Notice (other than with respect to a Tax Action) but disputes the claim hereunder and elects not to assume the defense, (iii) responds to the Third Party Action Notice (other than with respect to a Tax Action) and does not dispute the claim but elects not to assume the defense, in each case within the period allowed after delivery of the Third Party Action Notice, or (iv) in the case of a Tax Action, fails to acknowledge in writing its obligation to defend Shareholder therefor by 5:00 p.m., Eastern time, on the last day of the Response Period, the Indemnified Party shall have the right to defend against any such Third Party Action by appropriate proceedings or to settle or pay any such Third Party Action for such an amount as the Indemnified Party shall in good faith deem reasonably appropriate and the Indemnifying Party shall promptly pay all Damages resulting from such Third Party Action in accordance with subparagraph (e) below; provided, however, that in the case of clause (ii), any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the rights of the Indemnified Party hereunder in an action brought in accordance with Section 11.10.

(c) If the Indemnifying Party affirmatively disputes its obligations hereunder to the Indemnified Party, but nevertheless elects to defend against any such Third Party Action or settle or pay any such Third Party Action, any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the rights of the Indemnified Party hereunder in an action brought in accordance with Section 11.10.

(d) Notwithstanding anything herein to the contrary, if the Indemnifying Party notifies the Indemnified Party that it will defend against or settle any Third Party Action:

(i) such defense or settlement shall be conducted by counsel and other professionals reasonably acceptable to the Indemnified Party and at the sole cost and expense of the Indemnifying Party, except for costs and expenses of the Indemnified Party’s counsel, if any, pursuant to Section 10.4(d)(v);

(ii) the Indemnifying Party and its counsel shall conduct such defense or settlement at all times in good faith;

(iii) the Indemnifying Party shall provide written notice to the Indemnified Party stating that the Indemnifying Party would be liable under the provisions of this Article X in the amount of the Damages in any Third Party Action if such Third Party Action were valid and the Indemnifying Party and its counsel shall, at the reasonable request of the Indemnified Party, provide periodic updates to the Indemnified Party in order to keep the Indemnified Party reasonably informed as to its conduct of such defense or settlement, and shall not compromise or settle such Third Party Action without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed, except with respect to matters described in Section 10.2(c), in which case, such consent may be granted or denied in the sole and absolute discretion of Shareholder) unless such settlement or compromise does not subject the Indemnified Party to any monetary Liability, and includes a complete, unconditional release of the Indemnified Party from all Liability with respect to such Third Party Action;

(iv) the Indemnified Party shall cooperate with the Indemnifying Party, including making available to the Indemnifying Party, all relevant witnesses and pertinent documents and information and appropriate personnel;

(v) the Indemnified Party may employ its own counsel and other professionals and participate in such defense or settlement at the Indemnified Party’s sole cost and expense (except as provided in subsection (vi) of this Section 10.4(d)), but the control of such defense and the settlement shall rest with the Indemnifying Party;

(vi) notwithstanding the Indemnifying Party’s election to defend against or settle the Third Party Action, the Indemnified Party may, upon written notice to the Indemnifying Party, elect to employ its own counsel (who shall be reasonably acceptable to the Indemnifying Party) at the Indemnifying Party’s expense (except that the Indemnifying Party shall not be obligated to pay the fees of more than one separate counsel for all Indemnified Parties, taken together) if (A) the Indemnifying Party is also a Person against whom the Third Party Action is made and the Indemnified Party has been advised in writing by counsel that (x) representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct or (y) the Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party with respect to such Third Party Action; or (B) the Indemnifying Party shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party for the defense or settlement of such Third Party Action; provided, however, that the assumption of control of the defense or settlement of a Third Party Action by the Indemnified Party pursuant to this Section 10.4(d)(vi) shall not relieve the Indemnifying Party of its obligation to indemnify, defend, protect and hold the Indemnified Party harmless; and

(vii) in no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to such Third Party Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(e) The Damages resulting from the settlement or the adjudication of such Third Party Action, or that portion thereof as to which the defense is unsuccessful (each, a “Final Loss”), shall be conclusively deemed a Liability of the Indemnifying Party to the Indemnified Party if the Indemnifying Party (i) does not respond to a Third Party Action Notice by 5:00 p.m., Eastern time, on the last day of the Response Period; (ii) does not elect to defend against any Third Party Action for which it does not dispute the Indemnified Party’s rights hereunder; (iii) does not elect to defend against any Third Party Action for which it disputes the Indemnified Party’s rights hereunder, and such dispute is resolved in a manner affirming the Indemnified Party’s rights hereunder; (iv) elects to defend against any Third Party Action for which it does not dispute the Indemnified Party’s rights hereunder; (v) elects to defend against any Third Party Action for which it does dispute the Indemnified Party’s rights hereunder, to the extent the dispute is resolved in a manner affirming the Indemnified Party’s right to indemnity; or (vi) fails to defend the Indemnified Party with respect to matters described in Section 10.2(c).

10.5 Survival; Limitations.

(a) The “Claims Period” shall mean the period during which a claim must be asserted by Buyer, the Company or Shareholder hereunder. The Claims Period shall begin at the Effective Time and shall terminate on the 60th day following the last day of the applicable statute of limitations period applicable thereto and, with respect to claims for which a Claims Notice or Third Party Action Notice, as applicable, shall have been delivered within the Claims Period and that remain unresolved as of the last day of the Claims Period, until such unresolved claims have been Finally Resolved.

(b) Notwithstanding anything herein to the contrary:

(i) Shareholder shall not have any indemnification obligation with respect to the payment of Buyer Losses under Section 10.1 unless and until the aggregate amount of Buyer Losses exceeds $100,000, whereupon Shareholder shall indemnify the Buyer Indemnitees for the entire amount of such Buyer Losses, subject to Section 10.5(b)(iii) (it being acknowledged and agreed that in no event shall the $100,000 threshold be applicable to Seller’s obligation to defend Buyer as provided herein);

(ii) Buyer shall not have any indemnification obligation with respect to the payment of Shareholder Losses under Section 10.2 unless and until the aggregate amount of Shareholder Losses exceeds $100,000, whereupon Buyer shall indemnify the Shareholder Indemnitees for the entire amount of such Shareholder Losses, subject to Section 10.5(b)(iv) (it being acknowledged and agreed that in no event shall the $100,000 threshold be applicable to (A) Buyer’s failure to pay any portion of the Merger Consideration, (B) matters described in Section 10.2(c), or (C) Buyer’s obligation to defend Seller as provided herein);

(iii) subject to Section 10.5(b)(v), the maximum amount of Buyer Losses for which Shareholder shall be obligated to Buyer Indemnitees pursuant to Section 10.1 is the amount equal to the aggregate Merger Consideration paid to Shareholder (the “Cap Amount”);

(iv) subject to Section 10.5(b)(v), the maximum amount of Shareholder Losses for which Buyer shall be obligated to Shareholder Indemnitees pursuant to Section 10.2 is the Cap Amount; and

(v) any claims based on a finding of fraud, intentional misrepresentation or intentional misconduct of any party to this Agreement shall not be subject to the Cap Amount.

(c) The Shareholder Losses or Buyer Losses, as the case may be (“Losses”), suffered by any Indemnified Party shall be calculated after giving effect to any amounts recoverable under insurance policies (it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder). If any insurance proceeds from third parties are actually realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment.

ARTICLE XI - MISCELLANEOUS

11.1 Standard. No representation or warranty of the Company contained in Article III, of Shareholder contained in Article IV or of Buyer contained in Article V shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III in the case of the Company, Article IV in the case of Shareholder, or Article V, in the case of Buyer, has had or would be reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively (disregarding for purposes of this Section 11.1 any materiality or Material Adverse Effect qualification contained in any representations or warranties other than in Section 3.12(i)). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.3(a) and 3.3(b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.5, 3.6, 3.7(a)(ii), 3.14(j), 3.23, 3.33 and the first two sentences of Section 3.2, in the case of the Company, Section 4.2 or 4.3, in the case of Shareholder, and Sections 5.3, 5.4, 5.5(a)(ii) and the first two sentences of Section 5.2, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.12(i), in the case of the Company, Section 5.10, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

11.2 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” shall mean any action, claim, demand, assertion, investigation, audit, proceeding, arbitration, suit or any appeal therefrom.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect) and (vi) changes in the value of the securities or loans reflected on the books of Buyer, or any change in the value of the deposits or borrowings, of the Buyer, or any of their Subsidiaries, resulting from a change in the interest rates generally.

“Closing Balance Sheet” means the consolidated balance sheet of the Company as of the last day of the month prior to the Closing Date, prepared in accordance with GAAP and in a manner consistent with past practices of the Company and its Subsidiaries (i) adjusted to reflect (w) third party expenses incurred, or to be incurred, as a direct result of the transactions contemplated by this Agreement (excluding the payment of the Bonuses) and (x) any other non-recurring items of revenue or expense known to the Company or Shareholder incurred, or to be incurred, in each case of (w) and (x) between the date of the Closing Balance Sheet and the Closing Date (other than gains on the sale of mortgage servicing rights, which shall be subject to the provisions of subsection (ii)(y) hereof) and (ii) excluding (y) gains on the sale of mortgage servicing rights in excess of $300,000 for the period from July 1, 2015 through the Closing Date and (z) fees and expenses described in the last sentence of Section 2.8.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, business prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect) and (vi) changes in the value of the securities or Loans, or any change in the value of the deposits or borrowings, of the Company, or any of their Subsidiaries, resulting from a change in the interest rates generally.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated June 3, 2015, by and between Buyer and the Company.

“Damages” shall mean any loss, liability, fine, penalty, interest, damages, judgment, award or reasonable costs or expenses (including the reasonable fees and expenses of attorneys, accountants and other professionals).

“Finally Resolved” shall mean, with respect to an Action, that such Action is (a) settled and dismissed with prejudice, (b) subject to a final judgment as to which no appeal is possible or taken within the time permitted, or (c) is withdrawn completely by the Persons bringing such Action.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the Securities and Exchange Commission, the IRS, any state revenue or taxation authorities or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Insurer Requirements” shall mean any policies, procedures, requirements and guidelines of any insurer, guarantor or any person providing, directly or indirectly, insurance or a guarantee relating to any Loan or Transferred Loan.

“Investor Requirements” shall mean any policies, procedures, requirements or guidelines of any person to which a Transferred Loan was transferred, including Fannie Mae, Freddie Mac and any private investor.

“Knowledge” shall mean, with respect to any fact, event or occurrence, (i) in the case of the Company or its Subsidiaries, the actual knowledge of Richard F. Kalagher, Peter J. Fraser or Chris Kreidermacher, (ii) in the case of Buyer or its Subsidiaries, the actual knowledge of James P. McDonough, Phillip J. Carnevale or Michael K. Devlin, and (iii) in the case of Shareholder, the actual knowledge of Shareholder.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint stock company, business trust, Governmental Authority or unincorporated organization.

“Regulatory Approvals” shall mean any approval or non-objection from any Governmental Authority necessary to consummate the transactions contemplated in this Agreement, including, without limitation, (a) the waiver or approval of the FRB and (b) the approval of the FDIC and the Massachusetts Division of Banks.

“Settlement Service” shall have the same meaning as the defined term “settlement service” set forth in 12 C.F.R. § 1024.2, which includes, among other services, conducting settlements and appraisals.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, escheat, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Loan” shall mean any loan agreement, note or borrowing arrangement originated or acquired by the Company or any Subsidiary and subsequently sold or transferred by the Company or any Subsidiary.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“2015 Tax Returns” shall have the meaning set forth in Section 2.5(a).

“2016 Tax Returns” shall have the meaning set forth in Section 2.5(c).

“Acquisition Transaction” shall have the meaning set forth in Section 7.3(b).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger” shall have the meaning set forth in Section 1.8.

“BHCA” shall have the meaning set forth in Section 3.25.

“BOLI” shall have the meaning set forth in Section 3.16.

“Bonus” shall have the meaning set forth in Section 2.1.

“Bonus Agreements” shall have the meaning set forth in Section 6.1(d).

“Burdensome Conditions” shall have the meaning set forth in Section 7.4.

“Business” shall have the meaning set forth in Section 3.18(g).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Balance Sheet” shall have the meaning set forth in Section 5.9(a).

“Buyer Bank” shall have the meaning set forth in Section 1.8.

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“Buyer Indemnitees” shall have the meaning set forth in Section 10.1.

“Buyer Losses” shall have the meaning set forth in Section 10.1.

“Buyer Representatives” shall have the meaning set forth in Section 7.2(a).

“Cap Amount” shall have the meaning set forth in Section 10.5(b)(iii).

“cause” shall have the meaning set forth in Section 7.6(k).

“CERCLA” shall have the meaning set forth in Section 3.17(e).

“Certificate” shall have the meaning set forth in Section 2.2.

“Claim Notice” shall have the meaning set forth in Section 10.3.

“Claims Period” shall have the meaning set forth in Section 10.5(a).

“Classified Loans” shall have the meaning set forth in Section 3.23(h).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” shall have the meaning set forth in Section 2.3(d).

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Bank” shall have the meaning set forth in Section 1.8.

“Company Board” shall have the meaning set forth in Section 3.3(a).

“Company Common Stock” shall have the meaning set forth in Section 2.1.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).

“Company Employees” shall have the meaning set forth in Section 7.6(a).

“Company Employee Programs” shall have the meaning set forth in Section 3.14(a).

“Company Financial Statements” shall have the meaning set forth in Section 3.11(a).

“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“Company Loan Property” shall have the meaning set forth in Section 3.17(g).

“Company Material Contract” shall have the meaning set forth in Section 3.20(a).

“Company Participation Facility” shall have the meaning set forth in Section 3.17(g).

“Company Property” shall have the meaning set forth in Section 3.17(a).

“Company Representatives” shall have the meaning set forth in Section 7.3(b).

“Contingent Workers” shall have the meaning set forth in Section 3.15(b).

“CRA” shall have the meaning set forth in Section 3.30.

“Derivative Transactions” shall have the meaning set forth in Section 3.27.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee Program” shall have the meaning set forth in Section 3.14(k)(i).

“Environment” shall have the meaning set forth in Section 3.17(h).

“Environmental Laws” shall have the meaning set forth in Section 3.17(h).

“ERISA” shall have the meaning set forth in Section 3.14(k)(ii).

“ERISA Affiliate” shall have the meaning set forth in Section 3.14(k)(iv).

“FDIA” shall have the meaning set forth in Section 3.29.

“FDIC” shall have the meaning set forth in Section 3.10(b).

“Final Loss” shall have the meaning set forth in Section 10.4(e).

“Finance Laws” shall have the meaning set forth in Section 3.9(a).

“Financial Advisor” shall have the meaning set forth in Section 3.33.

“FRB” shall have the meaning set forth in Section 3.2.

“Good Reason” shall have the meaning set forth in Section 7.6(k).

“Hazardous Material” shall have the meaning set forth in Section 3.17(h).

“Indemnified Party” shall have the meaning set forth in Section 10.3.

“Indemnifying Party” shall have the meaning set forth in Section 10.3.

“Information Systems Conversion” shall have the meaning set forth in Section 7.14.

“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“IRS” shall have the meaning set forth in Section 3.13(d).

“IT Systems” shall have the meaning set forth in Section 3.18(h).

“Lease” shall have the meaning set forth in Section 3.21(b).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loans” shall have the meaning set forth in Section 3.23(a).

“Losses” shall have the meaning set forth in Section 10.5(c).

“maintains” shall have the meaning set forth in Section 3.14(k)(iii).

“Marks” shall have the meaning set forth in Section 3.18(g).

“Massachusetts Courts” shall have the meaning set forth in Section 11.10.

“MBCA” shall have the meaning set forth in Section 1.1.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1.

“MHC Statute” shall have the meaning set forth in Section 1.1.

“Money Laundering Laws” shall have the meaning set forth in Section 3.30(a).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(k)(v).

“NQDC Plan” shall have the meaning set forth in Section 3.14(i).

“OCC” shall have the meaning set forth in Section 3.10(b).

“OFAC” shall have the meaning set forth in Section 3.30(b).

“Oil” shall have the meaning set forth in Section 3.17(h).

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Patents” shall have the meaning set forth in Section 3.18(g).

“Personal Data” shall have the meaning set forth in Section 3.19.

“Privacy Laws” shall have the meaning set forth in Section 3.30(c).

“Privacy Requirements” shall have the meaning set forth in Section 3.19.

“Products” shall have the meaning set forth in Section 3.18(g).

“Recognized Environmental Condition” shall have the meaning set forth in Section 6.1(r).

“Reimbursement Amount” shall have the meaning set forth in Section 2.4(b).

“Response Period” shall have the meaning set forth in Section 10.4(a).

“Shareholder” shall have the meaning set forth in the preamble to this Agreement.

“Shareholder Indemnitees” shall have the meaning set forth in Section 10.2.

“Shareholder Losses” shall have the meaning set forth in Section 10.2.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax Action” shall have the meaning set forth in Section 2.6.

“Third Party Action” shall have the meaning set forth in Section 10.4(a).

“Third Party Action Notice” shall have the meaning set forth in Section 10.4(a).

“Third Party Rights” shall have the meaning set forth in Section 3.18(c).

“Trade Secrets” shall have the meaning set forth in Section 3.18(g).

“USA PATRIOT Act” shall have the meaning set forth in Section 3.30(a).

“Volcker Rule” shall have the meaning set forth in Section 3.25.

“WARN Act” shall have the meaning set forth in Section 3.15(e).

“Written Consent” shall have the meaning set forth in Section 3.6(a).

11.3 Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto and approved, in the case of Buyer or the Company, by their respective Boards of Directors, and executed in the same manner as this Agreement.

11.4 Expenses. Each party hereto will bear all expenses incurred by it in connection with negotiating, preparing and executing this Agreement and the consummation of the transactions contemplated hereby.

11.5 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, delivered by facsimile (with confirmation), delivered by nationally recognized overnight delivery company, or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer:

Randolph Bancorp

Ten Cabot Place

Stoughton, MA 02072

Attention: Chief Executive Officer

Facsimile: (781) 961-7916

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention:	William P. Mayer, Esq. Samantha M. Kirby, Esq. Matthew Dyckman, Esq.
Facsimile:	(617) 523-1231

If to the Company, to:

First Eastern Bankshares Corporation

100 Brickstone Square

Andover, MA 01810

Attention: Peter J. Fraser

Facsimile:

With a copy to (which shall not constitute notice):

Murphy & King, P.C.

One Beacon Street

Boston, MA 02108

Attention: Robert E. Richards, Jr., Esq.

Facsimile: (617) 305-0621

If to Shareholder, to:

Richard F. Kalagher

25111 Ridge Oak Dr.

Bonita Spring, FL 34134

Facimile:

With a copy to (which shall not constitute notice):

Murphy & King, P.C.

One Beacon Street

Boston, MA 02108

Attention: Robert E. Richards, Jr., Esq.

Facsimile: (617) 305-0621

11.6 Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 7.5 (Directors’ and Officers’ Indemnification) and the right of Shareholder to receive the Merger Consideration as set forth in Article II, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.7 Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and Shareholder and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company or Shareholder without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

11.8 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.10 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to and submit itself to the personal jurisdiction of the state or federal courts located in the Commonwealth of Massachusetts (“Massachusetts Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Massachusetts Courts, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Massachusetts Courts. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Massachusetts Courts and waives any bond, surety or other security that might be required of any other party in any such Massachusetts Courts with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.5. Nothing in this Section 11.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER, THE COMPANY AND SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction, without the posting of any bond, restraining such breach or threatened breach.

11.12 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

11.13 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

RANDOLPH BANCORP

By:	/s/ James P. McDonough
Name:	James P. McDonough
Title:	President and Chief Executive Officer

FIRST EASTERN BANKSHARES CORPORATION

By:	/s/ Richard F. Kalagher
Name:	Richard F. Kalagher
Title:	President

RICHARD F. KALAGHER, solely with respect to his individual obligations under this Agreement and not the obligations of the Company

By:	/s/ Richard F. Kalagher
Name:	Richard F. Kalagher

INDEX OF SCHEDULES AND EXHIBITS

Exhibits:

Exhibit A	Agreement by and between President and the Chief Operating Officer of Company Bank and Buyer Bank

Exhibit B	Agreement by and between the Executive Vice President and Chief Financial Officer of Company Bank and Buyer Bank

Exhibit C	Agreement by and between the Vice President/Internal Auditor of Company Bank and Buyer Bank

Exhibit A

AGREEMENT

This Agreement (the “Agreement”) is entered into by and between Randolph Savings Bank (the “Bank”) and Peter J. Fraser (the “Employee”). The effectiveness of this Agreement is contingent upon the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger among Randolph Bancorp, First Eastern Bankshares Corporation (the “Seller Company”), and Richard F. Kalagher, dated as of September 1, 2015 (the “Merger Agreement”). This Agreement shall be effective upon the date of the Closing (the “Effective Date”).

1. PURPOSE. THE EMPLOYEE HAS BEEN EMPLOYED IN A SENIOR CAPACITY BY FIRST FEDERAL SAVINGS BANK OF BOSTON (THE “SELLER SUBSIDIARY”), WHICH IS A WHOLLY-OWNED SUBSIDIARY OF THE SELLER COMPANY. THE BOARD OF DIRECTORS OF THE BANK (THE “BOARD”) BELIEVES THAT THE EMPLOYEE HAS THE SKILLS, KNOWLEDGE AND EXPERIENCE TO BE AN IMPORTANT AND EFFECTIVE CONTRIBUTOR TO THE BANK’S SUCCESS. THE BOARD SEEKS TO ENCOURAGE THE EMPLOYEE’S EMPLOYMENT WITH AND COMMITMENT TO THE BANK. THE BOARD ALSO SEEKS TO PROTECT THE GOODWILL THAT THE EMPLOYEE HAS DEVELOPED FOR THE SELLER SUBSIDIARY AND WILL CONTINUE TO DEVELOP FOR THE BANK THROUGH THE EMPLOYEE’S EMPLOYMENT WITH THE BANK.

2. CERTAIN EMPLOYMENT TERMS. THE EMPLOYEE’S EMPLOYMENT WITH THE BANK SHALL COMMENCE ON THE EFFECTIVE DATE. THE FOLLOWING TERMS SHALL APPLY TO THE EMPLOYEE’S COMPENSATION AND EMPLOYMENT RESPONSIBILITIES DURING THE EMPLOYEE’S EMPLOYMENT WITH THE BANK.

(a) Position and Responsibilities. The Bank shall employ the Employee as a Senior Vice President. The Employee shall also have the job title of President of First Eastern Mortgage Corp. The Employee shall have responsibilities commensurate with such positions.

(b) Salary. The Bank shall pay the Employee a base salary at an annual rate of at least $200,000.

(c) Bonus. The Employee shall be eligible to receive an annual bonus based on the profitability formula attached to this Agreement as Exhibit A (the “Bonus”). The Bank shall pay such a bonus to the Employee by no later than April 30 of the year following the year for which the profitability measurement is made.

(d) Car Allowance. The Bank shall pay the Employee an additional amount of $750 per month to assist in defraying the cost of an automobile. Such allowance shall be treated as Form W-2 income.

(e) Benefits. The Bank shall provide benefits to the Employee in accordance with Sections 7.6(a) – (f) of the Merger Agreement, which Sections are incorporated herein by reference.

1

3. AT-WILL EMPLOYMENT. THE BANK’S EMPLOYMENT OF THE EMPLOYEE SHALL BE ON AN AT-WILL BASIS; PROVIDED THAT (I) THE EMPLOYEE SHALL GIVE AT LEAST 30 DAYS’ NOTICE OF THE EMPLOYEE’S RESIGNATION FROM EMPLOYMENT WITH THE BANK; AND (II) THE AT-WILL NATURE OF THE EMPLOYEE’S EMPLOYMENT SHALL NOT LIMIT THE EMPLOYEE’S RIGHTS UNDER SECTION 4 (SEVERANCE PAY). IF THE EMPLOYEE GIVES ADVANCE NOTICE OF THE EMPLOYEE’S RESIGNATION, THE BANK MAY ACCELERATE THE TERMINATION OF THE EMPLOYEE’S EMPLOYMENT BY PAYING THE EMPLOYEE’S SALARY AT THE EMPLOYEE’S BASE SALARY RATE FOR ANY PERIOD OF ACCELERATION. SUCH ACCELERATED RESIGNATION SHALL NOT AFFECT THE TREATMENT OF THE EMPLOYEE’S TERMINATION AS A RESIGNATION.

4. Severance Pay. If prior to the five year anniversary of the Effective Date, the Employee’s employment is terminated by the Bank for any reason other than for Cause, Disability or death, or if the Employee resigns for Good Reason, then subject to the Employee signing a separation agreement to be proposed by the Bank, which shall be substantially in the form attached hereto as Exhibit B, amended as reasonably necessary based on applicable law (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 45 days after the date of termination, the Bank shall pay to the Employee a severance amount equal to two times the sum of (i) the Employee’s annual base salary as of the date of termination and (ii) the Average Bonus (such total amount, the “Severance Pay”). The Average Bonus shall mean the average of the Bank’s two most recent awards of a Bonus (as defined in this Agreement) to the Employee. If the termination occurs after one Bonus award but not two, the Average Bonus shall mean such Bonus award. If the termination occurs before any Bonus award by the Bank, the Bank shall determine the Average Bonus in its reasonable discretion. For the avoidance of doubt, if the Bank makes a determination to award no Bonus to the Employee for a year, such determination shall be considered to result in a Bonus award of Zero Dollars and that shall be the amount used in calculating the Average Bonus. The Severance Pay shall be paid in a lump sum within 45 days of the date of termination; provided, however, that if the 45-day period begins in one calendar year and ends in a second calendar year, the Severance Pay shall be paid in the second calendar year no later than the last day of such 45-day period. In the event that the Bank converts from a mutual form of organization to a stock form of organization (a “Conversion”) and if in connection with the Conversion the Bank offers to at least one other senior officer an agreement (a “CIC Agreement”) under which such senior officer shall be entitled to receive severance pay subject to certain contingencies and based on a severance pay formula (“CIC Severance Benefits”), the Employee shall, subject to his continued employment at such time, be given the opportunity to receive a CIC Agreement; provided that regardless of whether so stated in such CIC Agreement, if the Employee qualifies for both the Severance Pay and the CIC Severance Benefits, he may elect either the Severance Pay or the CIC Severance Benefits but not both.

5. DEFINITIONS. FOR PURPOSES HEREOF, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS SET FORTH BELOW:

(a) “Cause” shall mean a termination of the Employee’s employment which is a result of: (i) actions and/or omissions by the Employee satisfying the elements of (A) a felony

2

or (B) a misdemeanor involving dishonesty, the taking of property or moral turpitude; or (ii) willful disclosure of material trade secrets or other material confidential information related to the business of the Bank or any of its subsidiaries or affiliates; or (iii) willful and continued failure substantially to perform the Employee’s duties with the Bank (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Board, which demand identifies the specific actions which the Board believes constitute willful and continued failure substantially to perform the Employee’s duties, and which performance is not substantially corrected by the Employee within fourteen (14) days of receipt of such demand; (iv) willful and knowing participation in releasing false or materially misleading financial statements; (v) dishonesty to the Board regarding any material matter; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Bank to cooperate, or the Employee’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(b) “Disability” shall mean that if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from the Employee’s duties to the Bank on a full-time basis for 120 business days in the aggregate in any 12 month period or is reasonably expected based upon medical information to be absent for such period. If any question shall arise as to whether during any period the Employee has a Disability, the Employee may, and at the request of the Bank shall, submit to the Bank a certification in reasonable detail by a physician selected by the Bank to whom the Employee has no reasonable objection as to whether the Employee is incapacitated and how long any incapacity is expected to continue. Such certification shall, for the purposes of this Agreement, be conclusive of the issue. The Employee shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Employee fails to submit such certification, the Bank’s determination of such issue shall be binding on the Employee.

(c) “Good Reason” shall mean the occurrence of any of the following events (each, a “Good Reason Condition”) followed by the Good Reason Process, as defined below: (i) a material adverse change in the Employee’s position, title and/or responsibilities; or (ii) a material reduction in the Employee’s (A) annual base salary as in effect on the date hereof or as the same may be increased from time to time hereafter, except for across-the-board reductions of annual base salary similarly affecting all executive officers of the Bank or (B) bonus structure as set forth in Exhibit A; or (iii) the relocation of the Bank’s offices at which the Employee is principally employed (the “Current Offices”) to any other location more than 25 miles of driving distance from the Current Offices, or the requirement by the Bank for the Employee to be based more than 25 miles of driving distance away from the Current Offices, except for required travel on the Bank’s business to an extent substantially consistent with the Employee’s business travel obligations. Notwithstanding the foregoing, a suspension of any or all of Employee’s duties or responsibilities by the Bank during an investigation that is initiated pursuant to a direction by the Board shall not constitute the occurrence of a material adverse change for purposes of clause (i); provided that Employee’s base salary and fringe benefit entitlements continue during the period of such suspension. The “Good Reason Process” shall mean that (i) the Employee reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Employee gives the

3

Bank written notice of the first occurrence of the Good Reason Condition within 30 days of the first occurrence of such condition; (C) the Employee cooperates in good faith with the Bank’s efforts for a period of not less than 30 days following such notice (the “Cure Period”) to remedy the Good Reason Condition; (D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) the Employee terminates employment by giving written notice no later than 30 days after the expiration of the Cure Period. If the Bank cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

6. WITHHOLDING. ALL PAYMENTS MADE BY THE BANK UNDER THIS AGREEMENT SHALL BE NET OF ANY TAX OR OTHER AMOUNTS REQUIRED TO BE WITHHELD BY THE BANK UNDER APPLICABLE LAW.

7. NO MITIGATION. THE BANK AGREES THAT, IF THE EMPLOYEE’S EMPLOYMENT BY THE BANK IS TERMINATED PRIOR TO THE FIVE YEAR ANNIVERSARY OF THE EFFECTIVE DATE, THE EMPLOYEE IS NOT REQUIRED TO SEEK OTHER EMPLOYMENT OR TO ATTEMPT IN ANY WAY TO REDUCE THE SEVERANCE PAY. FURTHER, THE SEVERANCE PAY SHALL NOT BE REDUCED BY ANY COMPENSATION EARNED BY THE EMPLOYEE AS THE RESULT OF EMPLOYMENT BY ANOTHER EMPLOYER, BY RETIREMENT BENEFITS, BY OFFSET AGAINST ANY AMOUNT CLAIMED TO BE OWED BY THE EMPLOYEE TO THE BANK OR OTHERWISE, EXCEPT AS OTHERWISE PROVIDED BY THIS AGREEMENT.

8. CONFIDENTIAL INFORMATION, BANK PROPERTY AND RESTRICTIVE COVENANTS.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Bank which is of value to the Bank in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Bank. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Bank. Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Seller Subsidiary or the Bank, as well as other information to which the Employee may have access in connection with the Employee’s employment. Confidential Information also includes the confidential information of others with which the Bank has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Employee’s duties under Section 8(b).

(b) Confidentiality. The Employee understands and agrees that the Employee’s employment creates a relationship of confidence and trust between the Employee and the Bank with respect to all Confidential Information. At all times, both during the Employee’s employment with the Bank and after its termination, the Employee will keep in confidence and trust all such Confidential Information, and will not use or disclose any such

4

Confidential Information without the written consent of the Bank, except as may be necessary in the ordinary course of performing the Employee’s duties to the Bank or as otherwise may be required by law.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Employee by the Bank or any affiliate or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of the Bank. The Employee will return to the Bank all such materials and property as and when requested by the Bank. In any event, the Employee will return all such materials and property promptly following termination of the Employee’s employment for any reason other than death. The Employee will not retain with the Employee any such material or property or any copies thereof after such termination.

(d) Restrictive Covenants. During the Employee’s employment with the Bank and for a period of twelve (12) months following the termination of the Employee’s employment for any reason, the Employee shall not, directly or indirectly:

(i) engage, participate, assist or invest in any Competing Business (as hereinafter defined), regardless of whether as an owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise;

(ii) employ, attempt to employ, recruit or otherwise solicit, induce or influence any person (A) who is then employed by the Bank or any affiliate to leave employment with the Bank or any affiliate (other than terminations of employment of subordinate employees undertaken in the course of the Employee’s employment with the Bank) or (B) who was employed by the Bank or any affiliate within three (3) months before the Employee’s employment, recruitment or other solicitation or inducement to become employed by any other employer; or

(iii) (A) solicit or encourage any Customer to terminate or otherwise modify adversely his, her or its business relationship with the Bank or any affiliate or to obtain from any provider other than the Bank (an “Other Provider”) any products that could be provided or services that could be performed by the Bank, or (B) accept business from any Customer on behalf of an Other Provider. For purposes of this Agreement, a “Customer” means a customer or client of the Bank with whom or which the Employee had business-related communications during the Employee’s employment with the Bank or about whom or which the Employee learned any non-published information during the Employee’s employment.

The Employee understands that the restrictions set forth in this Section 6(d) are intended to protect the Bank’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean any bank or other financial services business that has a branch office or other place of business (other than solely an ATM) in any county in which the Bank has a branch office or other place of business. Notwithstanding the foregoing, the Employee may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

5

(e) INJUNCTION. THE EMPLOYEE AGREES THAT IT WOULD BE DIFFICULT TO MEASURE ANY DAMAGES CAUSED TO THE BANK WHICH MIGHT RESULT FROM ANY BREACH BY THE EMPLOYEE OF THE PROMISES SET FORTH IN THIS SECTION 8, AND THAT IN ANY EVENT MONEY DAMAGES WOULD BE AN INADEQUATE REMEDY FOR ANY SUCH BREACH. ACCORDINGLY, SUBJECT TO SECTION 9 OF THIS AGREEMENT, THE EMPLOYEE AGREES THAT IF THE EMPLOYEE BREACHES, OR PROPOSES TO BREACH, ANY PORTION OF THIS SECTION 8, THE BANK SHALL BE ENTITLED, IN ADDITION TO ALL OTHER REMEDIES THAT IT MAY HAVE, TO AN INJUNCTION OR OTHER APPROPRIATE EQUITABLE RELIEF TO RESTRAIN ANY SUCH BREACH.

9. ARBITRATION OF DISPUTES. ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF OR OTHERWISE RELATING TO THE EMPLOYEE’S EMPLOYMENT WITH THE BANK OR ITS TERMINATION, INCLUDING WITHOUT LIMITATION STATUTORY CLAIMS (INCLUDING WITHOUT LIMITATION STATUTORY DISCRIMINATION OR WAGE CLAIMS) AND COMMON LAW CONTRACT AND TORT CLAIMS SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE EMPLOYMENT ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL BE CONDUCTED IN THE CITY OF BOSTON. IN THE EVENT THAT ANY PERSON OR ENTITY OTHER THAN THE EMPLOYEE OR THE BANK MAY BE A PARTY WITH REGARD TO ANY SUCH CONTROVERSY OR CLAIM, SUCH CONTROVERSY OR CLAIM SHALL BE SUBMITTED TO ARBITRATION SUBJECT TO SUCH OTHER PERSON OR ENTITY’S AGREEMENT. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. NOTWITHSTANDING THE FOREGOING, THIS SECTION 9 SHALL NOT PRECLUDE EITHER PARTY FROM PURSUING A COURT ACTION FOR THE SOLE PURPOSE OF OBTAINING A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY INJUNCTION IN CIRCUMSTANCES IN WHICH SUCH RELIEF IS APPROPRIATE; PROVIDED THAT ANY OTHER RELIEF SHALL BE PURSUED THROUGH AN ARBITRATION PROCEEDING PURSUANT TO THIS SECTION 9.

10. WAIVER. NO WAIVER OF ANY PROVISION HEREOF SHALL BE EFFECTIVE UNLESS MADE IN WRITING AND SIGNED BY THE WAIVING PARTY. THE FAILURE OF EITHER PARTY TO REQUIRE THE PERFORMANCE OF ANY TERM OR OBLIGATION OF THIS AGREEMENT, OR THE WAIVER BY EITHER PARTY OF ANY BREACH OF THIS AGREEMENT, SHALL NOT PREVENT ANY SUBSEQUENT ENFORCEMENT OF SUCH TERM OR OBLIGATION OR BE DEEMED A WAIVER OF ANY SUBSEQUENT BREACH.

6

11. NOTICES. ANY NOTICES, REQUESTS, DEMANDS AND OTHER COMMUNICATIONS PROVIDED FOR BY THIS AGREEMENT SHALL BE SUFFICIENT IF IN WRITING AND DELIVERED IN PERSON OR SENT BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE EMPLOYEE AT THE LAST ADDRESS THE EMPLOYEE HAS FILED IN WRITING WITH THE BANK, OR TO THE BANK AT ITS MAIN OFFICE, ATTENTION OF THE BOARD.

12. EFFECT ON OTHER PLANS. THE EMPLOYEE HEREBY WAIVES ANY RIGHTS TO ANY SEVERANCE BENEFITS UNDER ANY CURRENT OR FUTURE BANK SEVERANCE PAY PLAN OR PROGRAM WITH RESPECT TO ANY TERMINATION OF EMPLOYMENT THAT RENDERS THE EMPLOYEE ELIGIBLE FOR SEVERANCE PAY PURSUANT TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT NOTHING IN THIS PARAGRAPH SHALL LIMIT THE EMPLOYEE’S RIGHT TO ELECT TO RECEIVE CIC SEVERANCE BENEFITS IN LIEU OF SEVERANCE PAY UNDER ANY CIC AGREEMENT. SUBJECT TO SUCH WAIVER, NOTHING ELSE IN THIS AGREEMENT SHALL OTHERWISE LIMIT THE RIGHTS OF THE EMPLOYEE UNDER THE BANK’S BENEFIT PLANS, PROGRAMS OR POLICIES AN ELECTION BY THE EMPLOYEE TO RESIGN FOR GOOD REASON UNDER THE PROVISIONS OF THIS AGREEMENT SHALL NOT BE DEEMED A VOLUNTARY TERMINATION OF EMPLOYMENT BY THE EMPLOYEE FOR THE PURPOSE OF INTERPRETING THE PROVISIONS OF ANY OF THE BANK’S BENEFIT PLANS, PROGRAMS OR POLICIES.

13. ENTIRE AGREEMENT. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES IN ALL RESPECTS ALL PRIOR AGREEMENTS BETWEEN THE PARTIES CONCERNING SUCH SUBJECT MATTER.

14. AMENDMENT. THIS AGREEMENT MAY BE AMENDED OR MODIFIED ONLY BY A WRITTEN INSTRUMENT SIGNED BY THE EMPLOYEE AND BY A DULY AUTHORIZED REPRESENTATIVE OF THE BANK.

15. GOVERNING LAW. THIS CONTRACT SHALL BE CONSTRUED UNDER AND BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO SUCH STATE’S CONFLICTS OF LAWS PRINCIPLES.

16. OBLIGATIONS OF SUCCESSORS. THE BANK SHALL REQUIRE ANY SUCCESSOR (WHETHER DIRECT OR INDIRECT, BY PURCHASE, MERGER, CONSOLIDATION OR OTHERWISE) TO ALL OR SUBSTANTIALLY ALL OF THE BUSINESS OR ASSETS OF THE BANK TO EXPRESSLY ASSUME AND AGREE TO PERFORM THIS AGREEMENT IN THE SAME MANNER AND TO THE SAME EXTENT THAT THE BANK WOULD BE REQUIRED TO PERFORM IF NO SUCH SUCCESSION HAD TAKEN PLACE.

7

17. ADDITIONAL LIMITATION. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN THE EVENT THAT ANY COMPENSATION, PAYMENT OR DISTRIBUTION BY THE BANK TO OR FOR THE BENEFIT OF THE EMPLOYEE, WHETHER PAID OR PAYABLE OR DISTRIBUTED OR DISTRIBUTABLE PURSUANT TO THE TERMS OF THIS AGREEMENT OR OTHERWISE (THE “SEVERANCE PAYMENTS”), WOULD BE SUBJECT TO THE EXCISE TAX IMPOSED BY SECTION 4999 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), THEN THE BENEFITS PAYABLE UNDER THIS AGREEMENT SHALL BE REDUCED (BUT NOT BELOW ZERO) TO THE EXTENT NECESSARY SO THAT THE MAXIMUM SEVERANCE PAYMENTS SHALL NOT EXCEED THE THRESHOLD AMOUNT, AS DEFINED BELOW. TO THE EXTENT THAT THERE IS MORE THAN ONE METHOD OF REDUCING THE PAYMENTS TO BRING THEM WITHIN THE THRESHOLD AMOUNT, THE EMPLOYEE SHALL DETERMINE WHICH METHOD SHALL BE FOLLOWED; PROVIDED THAT IF THE EMPLOYEE FAILS TO MAKE SUCH DETERMINATION WITHIN 15 BUSINESS DAYS AFTER THE BANK HAS SENT THE EMPLOYEE WRITTEN NOTICE OF THE NEED FOR SUCH REDUCTION, THE BANK MAY DETERMINE THE AMOUNT OF SUCH REDUCTION IN ITS SOLE DISCRETION.

The “Threshold Amount” shall mean three times the Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Employee with respect to such excise tax.

18. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, the Bank determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death; provided, however, that in the case of benefits, the Employee may elect to pay for the costs of such benefits during such delay period in exchange for reimbursement of such costs after the end of the delay period. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

8

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Bank makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

9

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Bank by its duly authorized officer, and by the Employee, as of the Effective Date.

Randolph Savings Bank

By:
James P. McDonough
President and Chief Executive Officer

Peter J. Fraser

[Signature page to Agreement with Peter J. Fraser]

EXHIBIT A

BONUS FORMULA

EXHIBIT B

SEPARATION AGREEMENT AND RELEASE

I enter into this Separation Agreement and Release (the “Release”) pursuant to Section 4 of the Agreement between Randolph Savings Bank (the “Bank”) and me (the “Agreement”), which Agreement was effective as of the closing of the transactions contemplated by the Agreement and Plan of Merger between Randolph Bancorp and First Eastern Bankshares Corporation (the “Seller Company”), dated as of September 1, 2015 (the “Merger Agreement”). I acknowledge my timely execution and return and my non-revocation of this Release are conditions to the payment of the Severance Pay in Section 4 of the Agreement. I therefore agree to the following terms:

1. RELEASE OF CLAIMS. I VOLUNTARILY RELEASE AND FOREVER DISCHARGE THE BANK, ITS AFFILIATED AND RELATED ENTITIES, ITS PREDECESSORS, SUCCESSORS AND ASSIGNS, ITS EMPLOYEE BENEFIT PLANS AND FIDUCIARIES OF SUCH PLANS, AND THE CURRENT AND FORMER OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS AND AGENTS OF ANY AND ALL OF THE FOREGOING IN THEIR OFFICIAL AND PERSONAL CAPACITIES (COLLECTIVELY REFERRED TO AS THE “RELEASEES”) GENERALLY FROM ALL CLAIMS, DEMANDS, DEBTS, DAMAGES AND LIABILITIES OF EVERY NAME AND NATURE, KNOWN OR UNKNOWN (“CLAIMS”) THAT, AS OF THE DATE WHEN I SIGN THIS RELEASE, I HAVE, EVER HAD, NOW CLAIM TO HAVE OR EVER CLAIMED TO HAVE HAD AGAINST ANY OR ALL OF THE RELEASEES. THIS INCLUDES, WITHOUT LIMITATION, THE RELEASE OF ALL CLAIMS:

•	RELATING TO MY EMPLOYMENT BY THE BANK AND THE TERMINATION OF MY EMPLOYMENT;

•	OF WRONGFUL DISCHARGE;

•	OF BREACH OF CONTRACT;

•	OF RETALIATION OR DISCRIMINATION UNDER FEDERAL, STATE OR LOCAL LAW (INCLUDING, WITHOUT LIMITATION, CLAIMS OF AGE DISCRIMINATION OR RETALIATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, CLAIMS OF DISABILITY DISCRIMINATION OR RETALIATION UNDER THE AMERICANS WITH DISABILITIES ACT, CLAIMS OF DISCRIMINATION OR RETALIATION UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964 AND CLAIMS OF ANY FORM OF DISCRIMINATION OR RETALIATION THAT IS PROHIBITED BY THE MASSACHUSETTS GENERAL LAWS CHAPTER 151B);

•	UNDER ANY OTHER FEDERAL OR STATE STATUTE;

•	OF DEFAMATION OR OTHER TORTS;

•	OF VIOLATION OF PUBLIC POLICY;

•	FOR WAGES, BONUSES, INCENTIVE COMPENSATION, VACATION PAY OR ANY OTHER COMPENSATION OR BENEFITS, EITHER UNDER THE MASSACHUSETTS WAGE ACT, M.G.L. C. 149, §§ 148-150C, OR OTHERWISE; AND

1

•	FOR DAMAGES OR OTHER REMEDIES OF ANY SORT, INCLUDING, WITHOUT LIMITATION, COMPENSATORY DAMAGES, PUNITIVE DAMAGES, INJUNCTIVE RELIEF AND ATTORNEY’S FEES;

provided, however, that this release shall not affect my rights under the Bank’s Section 401(k) plan, any other “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. § 1002(3), my continuing rights under the Agreement (including the right to payment of any bonus for which an award has been determined but has not been paid during the term of employment), any statutory right to earned but unpaid wages, including vacation pay, statutory or common law rights of indemnification or defense for claims against me based on my status and conduct as an officer of the Bank under any applicable insurance policy, contracts, governing documents or bylaws. In addition, nothing in this release shall affect my rights arising from any relationship that I may have with the Bank or any affiliated or related entity as a customer or a client. Furthermore, nothing in this release shall affect my rights to pursue Claims against individuals based on actions taken in their personal capacities that are unrelated in any way to my employment with the Bank or its termination.

I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release. I represent that I have not assigned to any third party and I have not filed with any agency or court any Claim released by this Release.

2. ONGOING OBLIGATIONS. I REAFFIRM MY ONGOING OBLIGATIONS UNDER THE EMPLOYMENT AGREEMENT, INCLUDING WITHOUT LIMITATION MY OBLIGATIONS UNDER SECTION 8 (“CONFIDENTIAL INFORMATION, BANK PROPERTY AND RESTRICTIVE COVENANTS”).

3. LITIGATION AND REGULATORY COOPERATION. I FURTHER AGREE THAT FOR A PERIOD OF TWO YEARS FROM THE DATE OF THE TERMINATION OF MY EMPLOYMENT WITH THE BANK (THE “COOPERATION PERIOD”), I SHALL COOPERATE FULLY WITH THE BANK IN THE DEFENSE OR PROSECUTION OF ANY CLAIMS OR ACTIONS NOW IN EXISTENCE OR WHICH MAY BE BROUGHT IN THE FUTURE AGAINST OR ON BEHALF OF THE BANK WHICH RELATE TO EVENTS OR OCCURRENCES THAT TRANSPIRED WHILE I WAS EMPLOYED BY THE BANK. MY FULL COOPERATION IN CONNECTION WITH SUCH CLAIMS OR ACTIONS SHALL INCLUDE, BUT NOT BE LIMITED TO, BEING AVAILABLE TO MEET WITH COUNSEL TO PREPARE FOR DISCOVERY OR TRIAL AND TO ACT AS A WITNESS ON BEHALF OF THE BANK AT MUTUALLY CONVENIENT TIMES. DURING THE COOPERATION PERIOD, I SHALL ALSO COOPERATE FULLY WITH THE BANK IN CONNECTION WITH ANY INVESTIGATION OR REVIEW OF ANY FEDERAL, STATE OR LOCAL REGULATORY AUTHORITY AS ANY SUCH INVESTIGATION OR REVIEW RELATES TO EVENTS OR OCCURRENCES THAT TRANSPIRED WHILE I WAS EMPLOYED BY THE BANK. ANY COOPERATION PURSUANT TO THIS

2

PARAGRAPH IS SUBJECT TO THE BANK’S COMMITMENT TO REIMBURSE ME FOR ANY REASONABLE OUT-OF-POCKET EXPENSES INCURRED IN CONNECTION WITH MY PERFORMANCE OF OBLIGATIONS PURSUANT TO THIS PARAGRAPH, BASED ON THE PROCEDURES FOR REIMBURSEMENT APPLICABLE TO EMPLOYEE BUSINESS EXPENSE REIMBURSEMENT UNDER THE BANK’S POLICIES. IN ADDITION, IF THE BANK DOES NOT OFFER TO PROVIDE ME WITH LEGAL SERVICES THROUGH THE BANK’S COUNSEL IN CONNECTION WITH SUCH COOPERATION, EITHER DUE TO SUCH COUNSEL’S DETERMINATION THAT JOINT REPRESENTATION CANNOT BE PROVIDED OR FOR ANY OTHER REASON, I MAY CONDITION MY COOPERATION ON THE BANK’S AGREEMENT TO REIMBURSE ME FOR ANY REASONABLE ATTORNEY’S FEES THAT I INCUR IN THE PROVIDING ANY COOPERATION SERVICES PURSUANT TO THIS PARAGRAPH.

4. NO ASSIGNMENT. I REPRESENT THAT I HAVE NOT ASSIGNED TO ANY OTHER PERSON OR ENTITY ANY CLAIMS AGAINST ANY RELEASEE.

5. RIGHT TO CONSIDER AND REVOKE RELEASE. I ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO CONSIDER THIS RELEASE FOR A PERIOD ENDING TWENTY-ONE (21) DAYS AFTER THE DATE WHEN IT WAS PROPOSED TO ME. IN THE EVENT THAT I EXECUTED THIS RELEASE WITHIN LESS THAN TWENTY-ONE (21) DAYS AFTER SUCH DATE, I ACKNOWLEDGE THAT SUCH DECISION WAS ENTIRELY VOLUNTARY AND THAT I HAD THE OPPORTUNITY TO CONSIDER THIS RELEASE UNTIL THE END OF THE TWENTY-ONE (21) DAY PERIOD. TO ACCEPT THIS RELEASE, I SHALL DELIVER A SIGNED RELEASE TO THE BANK’S MOST SENIOR HUMAN RESOURCES OFFICER WITHIN SUCH TWENTY-ONE (21) DAY PERIOD. FOR A PERIOD OF SEVEN (7) DAYS FROM THE DATE WHEN THE I EXECUTE THIS RELEASE (THE “REVOCATION PERIOD”), I SHALL RETAIN THE RIGHT TO REVOKE THIS RELEASE BY WRITTEN NOTICE THAT IS RECEIVED BY SUCH HUMAN RESOURCES OFFICER ON OR BEFORE THE LAST DAY OF THE REVOCATION PERIOD. THIS RELEASE SHALL TAKE EFFECT ONLY IF IT IS EXECUTED WITHIN THE TWENTY-ONE (21) DAY PERIOD AS SET FORTH ABOVE AND IF IT IS NOT REVOKED PURSUANT TO THE PRECEDING SENTENCE. IF THOSE CONDITIONS ARE SATISFIED, THIS RELEASE SHALL BECOME EFFECTIVE AND ENFORCEABLE ON THE DATE IMMEDIATELY FOLLOWING THE LAST DAY OF THE REVOCATION PERIOD (THE “EFFECTIVE DATE”).

6. OTHER TERMS.

(a) Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

3

(b) Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c) Amendment. This Release may be amended only upon a written agreement executed by the Bank and me.

(d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Bank or me.

(f) Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Bank or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.

So agreed.

Peter J. Fraser	Date

4

Exhibit B

AGREEMENT

This Agreement (the “Agreement”) is entered into by and between Randolph Savings Bank (the “Bank”) and Chris A. Kreidermacher (the “Employee”). The effectiveness of this Agreement is contingent upon the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger among Randolph Bancorp, First Eastern Bankshares Corporation (the “Seller Company”), and Richard F. Kalagher, dated as of September 1, 2015 (the “Merger Agreement”). This Agreement shall be effective upon the date of the Closing (the “Effective Date”).

9. PURPOSE. THE EMPLOYEE HAS BEEN EMPLOYED IN A SENIOR CAPACITY BY FIRST FEDERAL SAVINGS BANK OF BOSTON (THE “SELLER SUBSIDIARY”), WHICH IS A WHOLLY-OWNED SUBSIDIARY OF THE SELLER COMPANY. THE BOARD OF DIRECTORS OF THE BANK (THE “BOARD”) BELIEVES THAT THE EMPLOYEE HAS THE SKILLS, KNOWLEDGE AND EXPERIENCE TO BE AN IMPORTANT AND EFFECTIVE CONTRIBUTOR TO THE BANK’S SUCCESS. THE BOARD SEEKS TO ENCOURAGE THE EMPLOYEE’S EMPLOYMENT WITH AND COMMITMENT TO THE BANK UNTIL AT LEAST THE ONE YEAR ANNIVERSARY OF THE EFFECTIVE DATE (THE “ANNIVERSARY DATE”), DURING WHICH PERIOD THE BANK AND THE EMPLOYEE SHALL CONSIDER THE POSSIBILITY OF FUTURE EMPLOYMENT.

10. CERTAIN EMPLOYMENT TERMS. THE EMPLOYEE’S EMPLOYMENT WITH THE BANK SHALL COMMENCE ON THE EFFECTIVE DATE. THE FOLLOWING TERMS SHALL APPLY TO THE EMPLOYEE’S COMPENSATION AND EMPLOYMENT RESPONSIBILITIES DURING THE EMPLOYEE’S EMPLOYMENT WITH THE BANK.

(a) Position and Responsibilities. The Bank shall employ the Employee in a management-level position or positions appropriate for an individual of the Employee’s skills, knowledge and experience with responsibilities consistent with such skills, knowledge and experience.

(b) Salary. The Bank shall pay the Employee a base salary at an annual rate equal to the Employee’s annual base salary rate as an employee of the Seller Subsidiary as of the Effective Date.

(c) Bonus. The Employee shall be eligible to receive an annual bonus pursuant to and subject to the terms of any annual short-term incentive plan that is in place for other members of the Bank’s management team.

(d) Benefits. The Bank shall provide benefits to the Employee in accordance with Sections 7.6(a) – (f) of the Merger Agreement, which Sections are incorporated herein by reference.

1

11. AT-WILL EMPLOYMENT. THE BANK’S EMPLOYMENT OF THE EMPLOYEE SHALL BE ON AN AT-WILL BASIS; PROVIDED THAT (I) FOR ANY RESIGNATION OTHER THAN A RESIGNATION EFFECTIVE ON THE ANNIVERSARY DATE, THE EMPLOYEE SHALL GIVE AT LEAST 30 DAYS’ NOTICE OF THE EMPLOYEE’S RESIGNATION FROM EMPLOYMENT WITH THE BANK; AND (II) THE AT-WILL NATURE OF THE EMPLOYEE’S EMPLOYMENT SHALL NOT LIMIT THE EMPLOYEE’S RIGHTS UNDER SECTION 4 (SEVERANCE PAY). IF THE EMPLOYEE GIVES ADVANCE NOTICE OF THE EMPLOYEE’S RESIGNATION, THE BANK MAY ACCELERATE THE TERMINATION OF THE EMPLOYEE’S EMPLOYMENT BY PAYING THE EMPLOYEE’S SALARY AT THE EMPLOYEE’S BASE SALARY RATE FOR ANY PERIOD OF ACCELERATION. SUCH ACCELERATED RESIGNATION SHALL NOT AFFECT THE TREATMENT OF THE EMPLOYEE’S TERMINATION AS A RESIGNATION. FOR A RESIGNATION THAT IS EFFECTIVE ON THE ANNIVERSARY DATE, THE EMPLOYEE SHALL GIVE AT LEAST SEVEN DAYS’ NOTICE.

12. SEVERANCE PAY. IF THE BANK AND THE EMPLOYEE DO NOT AGREE BEFORE THE ANNIVERSARY DATE ON MUTUALLY SATISFACTORY TERMS FOR THE EMPLOYEE’S CONTINUED EMPLOYMENT WITH THE BANK BEYOND THE ANNIVERSARY DATE, THE EMPLOYEE MAY ELECT TO RESIGN EFFECTIVE ON THE ANNIVERSARY DATE OR BE TERMINATED WITHOUT CAUSE BY THE BANK EFFECTIVE ON THE ANNIVERSARY DATE, AT HIS ELECTION, FOR THE PURPOSE OF SUPPORTING A POTENTIAL CLAIM FOR UNEMPLOYMENT BENEFITS SUBJECT TO APPLICABLE LAW. FOR THE AVOIDANCE OF DOUBT, THE EMPLOYEE’S ENTITLEMENTS UNDER THIS AGREEMENT SHALL BE NO GREATER IF THE EMPLOYEE ELECTS TO BE TERMINATED WITHOUT CAUSE BY THE BANK EFFECTIVE ON THE ANNIVERSARY DATE RATHER THAN TO RESIGN EFFECTIVE ON THE ANNIVERSARY DATE. IN THE EVENT OF ANY SUCH RESIGNATION OR TERMINATION WITHOUT CAUSE, THEN SUBJECT TO THE EMPLOYEE SIGNING A SEPARATION AGREEMENT TO BE PROPOSED BY THE BANK, WHICH SHALL BE SUBSTANTIALLY IN THE FORM ATTACHED HERETO AS EXHIBIT A, AMENDED AS REASONABLY NECESSARY BASED ON APPLICABLE LAW (THE “SEPARATION AGREEMENT AND RELEASE”) AND THE SEPARATION AGREEMENT AND RELEASE BECOMING IRREVOCABLE, ALL WITHIN 45 DAYS AFTER THE DATE OF TERMINATION, THE BANK SHALL PAY TO THE EMPLOYEE A SEVERANCE AMOUNT EQUAL TO THE EMPLOYEE’S ANNUAL BASE SALARY AS OF THE DATE OF TERMINATION (THE “BASE SEVERANCE AMOUNT”). IF PRIOR TO THE ANNIVERSARY DATE, THE EMPLOYEE’S EMPLOYMENT IS TERMINATED BY THE BANK FOR ANY REASON OTHER THAN FOR CAUSE, DISABILITY OR DEATH, OR IF THE EMPLOYEE RESIGNS FOR GOOD REASON, THEN SUBJECT TO THE EMPLOYEE SIGNING THE SEPARATION AGREEMENT AND RELEASE AND THE SEPARATION AGREEMENT AND RELEASE BECOMING IRREVOCABLE ALL WITHIN 45 DAYS AFTER THE DATE OF TERMINATION, THE BANK SHALL PAY TO THE EMPLOYEE A SEVERANCE AMOUNT EQUAL TO THE EMPLOYEE’S BASE SALARY AS OF THE DATE OF TERMINATION EXPRESSED IN MONTHLY TERMS

2

MULTIPLIED BY THE NUMBER OF MONTHS FROM THE DATE OF TERMINATION TO THE TWO YEAR ANNIVERSARY OF THE EFFECTIVE DATE, PRORATED FOR PARTIAL MONTHS (THE “EARLY TERMINATION SEVERANCE AMOUNT”). THE BASE SEVERANCE AMOUNT OR THE EARLY TERMINATION SEVERANCE AMOUNT, WHICHEVER IS APPLICABLE, IS REFERRED TO AS THE “SEVERANCE PAY.” THE SEVERANCE PAY SHALL BE PAID IN A LUMP SUM WITHIN 45 DAYS OF THE DATE OF TERMINATION; PROVIDED, HOWEVER, THAT IF THE 45-DAY PERIOD BEGINS IN ONE CALENDAR YEAR AND ENDS IN A SECOND CALENDAR YEAR, THE SEVERANCE PAY SHALL BE PAID IN THE SECOND CALENDAR YEAR NO LATER THAN THE LAST DAY OF SUCH 45-DAY PERIOD. FOR THE AVOIDANCE OF DOUBT, (I) THE EMPLOYEE SHALL NOT BE ENTITLED TO RECEIVE BOTH THE BASE SEVERANCE AMOUNT AND THE EARLY TERMINATION SEVERANCE AMOUNT; AND (II) IN THE EVENT THAT DURING THE EMPLOYEE’S EMPLOYMENT BEFORE THE ANNIVERSARY DATE, THERE EXISTS CAUSE FOR TERMINATION OR THE EMPLOYEE DIES, THE EMPLOYEE SHALL NOT BE ELIGIBLE FOR SEVERANCE PAY.

13. DEFINITIONS. FOR PURPOSES HEREOF, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS SET FORTH BELOW:

(a) “Cause” shall mean a termination of the Employee’s employment which is a result of: (i) actions and/or omissions by the Employee satisfying the elements of (A) a felony or (B) a misdemeanor involving dishonesty, the taking of property or moral turpitude; or (ii) willful disclosure of material trade secrets or other material confidential information related to the business of the Bank or any of its subsidiaries or affiliates; or (iii) willful and continued failure substantially to perform the Employee’s duties with the Bank (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Board, which demand identifies the specific actions which the Board believes constitute willful and continued failure substantially to perform the Employee’s duties, and which performance is not substantially corrected by the Employee within fourteen (14) days of receipt of such demand; (iv) willful and knowing participation in releasing false or materially misleading financial statements; (v) dishonesty to the Board regarding any material matter; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Bank to cooperate, or the Employee’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(b) “Disability” shall mean that if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from the Employee’s duties to the Bank on a full-time basis for 120 business days in the aggregate in any 12 month period or is reasonably expected based upon medical information to be absent for such period. If any question shall arise as to whether during any period the Employee has a Disability, the Employee may, and at the request of the Bank shall, submit to the Bank a certification in reasonable detail by a physician selected by the Bank to whom the Employee has no reasonable objection as to whether the Employee is incapacitated and how long any incapacity is expected

3

to continue. Such certification shall, for the purposes of this Agreement, be conclusive of the issue. The Employee shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Employee fails to submit such certification, the Bank’s determination of such issue shall be binding on the Employee.

(c) “Good Reason” shall mean the occurrence of any of the following events (each, a “Good Reason Condition”) followed by the Good Reason Process, as defined below: (i) a material adverse change in the Employee’s position and/or responsibilities such that the Employee no longer holds a position with responsibilities appropriate for an individual of the Employee’s skills, knowledge and experience; or (ii) a material reduction in the Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time hereafter, except for across-the-board reductions of annual base salary similarly affecting all executive officers of the Bank; or (iii) the removal of the Employee from eligibility for any short-term incentive plan for members of the Bank’s management team for which other members of the Bank’s management team remain eligible or the application to the Employee of adverse changes in such plan’s terms that are not applied generally to other management-level participants; provided that “adverse changes in such plan’s terms” shall not be construed to include changes in bonus targets or good faith determinations of bonus amounts; or (iv) the relocation of the Bank’s offices at which the Employee is principally employed (the “Current Offices”) to any other location more than 25 miles of driving distance from the Current Offices, or the requirement by the Bank for the Employee to be based more than 25 miles of driving distance away from the Employee’s residence as of the Effective Date, except for required travel on the Bank’s business to an extent substantially consistent with the Employee’s business travel obligations. Notwithstanding the foregoing, a suspension of any or all of Employee’s duties or responsibilities by the Bank during an investigation that is initiated pursuant to a direction by the Board shall not constitute the occurrence of a material adverse change for purposes of clause (i); provided that Employee’s base salary and fringe benefit entitlements continue during the period of such suspension. The “Good Reason Process” shall mean that (i) the Employee reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Employee gives the Bank written notice of the first occurrence of the Good Reason Condition within 30 days of the first occurrence of such condition; (C) the Employee cooperates in good faith with the Bank’s efforts for a period of not less than 30 days following such notice (the “Cure Period”) to remedy the Good Reason Condition; (D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) the Employee terminates employment by giving written notice no later than 30 days after the expiration of the Cure Period. If the Bank cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

14. WITHHOLDING. ALL PAYMENTS MADE BY THE BANK UNDER THIS AGREEMENT SHALL BE NET OF ANY TAX OR OTHER AMOUNTS REQUIRED TO BE WITHHELD BY THE BANK UNDER APPLICABLE LAW.

15. NO MITIGATION. THE BANK AGREES THAT, IF THE EMPLOYEE’S EMPLOYMENT BY THE BANK IS TERMINATED PRIOR TO THE ANNIVERSARY DATE, THE EMPLOYEE IS NOT REQUIRED TO SEEK OTHER EMPLOYMENT OR TO ATTEMPT IN ANY WAY TO REDUCE THE SEVERANCE PAY. FURTHER, THE SEVERANCE PAY SHALL NOT BE REDUCED BY ANY COMPENSATION EARNED BY THE EMPLOYEE AS THE RESULT OF EMPLOYMENT BY ANOTHER

4

EMPLOYER, BY RETIREMENT BENEFITS, BY OFFSET AGAINST ANY AMOUNT CLAIMED TO BE OWED BY THE EMPLOYEE TO THE BANK OR OTHERWISE, EXCEPT AS OTHERWISE PROVIDED BY THIS AGREEMENT.

16. CONFIDENTIAL INFORMATION AND BANK PROPERTY.

(f) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Bank which is of value to the Bank in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Bank. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Bank. Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Seller Subsidiary or the Bank, as well as other information to which the Employee may have access in connection with the Employee’s employment. Confidential Information also includes the confidential information of others with which the Bank has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Employee’s duties under Section 8(b).

(g) Confidentiality. The Employee understands and agrees that the Employee’s employment creates a relationship of confidence and trust between the Employee and the Bank with respect to all Confidential Information. At all times, both during the Employee’s employment with the Bank and after its termination, the Employee will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Bank, except as may be necessary in the ordinary course of performing the Employee’s duties to the Bank or as otherwise may be required by law.

(h) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Employee by the Bank or any affiliate or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of the Bank. The Employee will return to the Bank all such materials and property as and when requested by the Bank. In any event, the Employee will return all such materials and property promptly following termination of the Employee’s employment for any reason other than death. The Employee will not retain with the Employee any such material or property or any copies thereof after such termination.

(i) Injunction. The Employee agrees that it would be difficult to measure any damages caused to the Bank which might result from any breach by the Employee of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 9 of this Agreement, the Employee agrees that if the Employee breaches, or proposes to breach, any portion of this Section 8, the Bank shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach.

5

17. ARBITRATION OF DISPUTES. ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF OR OTHERWISE RELATING TO THE EMPLOYEE’S EMPLOYMENT WITH THE BANK OR ITS TERMINATION, INCLUDING WITHOUT LIMITATION STATUTORY CLAIMS (INCLUDING WITHOUT LIMITATION STATUTORY DISCRIMINATION OR WAGE CLAIMS) AND COMMON LAW CONTRACT AND TORT CLAIMS SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE EMPLOYMENT ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL BE CONDUCTED IN THE CITY OF BOSTON. IN THE EVENT THAT ANY PERSON OR ENTITY OTHER THAN THE EMPLOYEE OR THE BANK MAY BE A PARTY WITH REGARD TO ANY SUCH CONTROVERSY OR CLAIM, SUCH CONTROVERSY OR CLAIM SHALL BE SUBMITTED TO ARBITRATION SUBJECT TO SUCH OTHER PERSON OR ENTITY’S AGREEMENT. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. NOTWITHSTANDING THE FOREGOING, THIS SECTION 9 SHALL NOT PRECLUDE EITHER PARTY FROM PURSUING A COURT ACTION FOR THE SOLE PURPOSE OF OBTAINING A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY INJUNCTION IN CIRCUMSTANCES IN WHICH SUCH RELIEF IS APPROPRIATE; PROVIDED THAT ANY OTHER RELIEF SHALL BE PURSUED THROUGH AN ARBITRATION PROCEEDING PURSUANT TO THIS SECTION 9.

18. WAIVER. NO WAIVER OF ANY PROVISION HEREOF SHALL BE EFFECTIVE UNLESS MADE IN WRITING AND SIGNED BY THE WAIVING PARTY. THE FAILURE OF EITHER PARTY TO REQUIRE THE PERFORMANCE OF ANY TERM OR OBLIGATION OF THIS AGREEMENT, OR THE WAIVER BY EITHER PARTY OF ANY BREACH OF THIS AGREEMENT, SHALL NOT PREVENT ANY SUBSEQUENT ENFORCEMENT OF SUCH TERM OR OBLIGATION OR BE DEEMED A WAIVER OF ANY SUBSEQUENT BREACH.

19. NOTICES. ANY NOTICES, REQUESTS, DEMANDS AND OTHER COMMUNICATIONS PROVIDED FOR BY THIS AGREEMENT SHALL BE SUFFICIENT IF IN WRITING AND DELIVERED IN PERSON OR SENT BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE EMPLOYEE AT THE LAST ADDRESS THE EMPLOYEE HAS FILED IN WRITING WITH THE BANK, OR TO THE BANK AT ITS MAIN OFFICE, ATTENTION OF THE BOARD.

20. EFFECT ON OTHER PLANS. THE EMPLOYEE HEREBY WAIVES ANY RIGHTS TO ANY SEVERANCE BENEFITS UNDER ANY CURRENT OR FUTURE BANK SEVERANCE PAY PLAN OR PROGRAM WITH RESPECT TO ANY TERMINATION OF EMPLOYMENT THAT RENDERS THE EMPLOYEE ELIGIBLE FOR SEVERANCE PAY PURSUANT TO THIS AGREEMENT. SUBJECT TO SUCH

6

WAIVER, NOTHING ELSE IN THIS AGREEMENT SHALL OTHERWISE LIMIT THE RIGHTS OF THE EMPLOYEE UNDER THE BANK’S BENEFIT PLANS, PROGRAMS OR POLICIES AN ELECTION BY THE EMPLOYEE TO RESIGN FOR GOOD REASON UNDER THE PROVISIONS OF THIS AGREEMENT SHALL NOT BE DEEMED A VOLUNTARY TERMINATION OF EMPLOYMENT BY THE EMPLOYEE FOR THE PURPOSE OF INTERPRETING THE PROVISIONS OF ANY OF THE BANK’S BENEFIT PLANS, PROGRAMS OR POLICIES.

21. ENTIRE AGREEMENT. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES IN ALL RESPECTS ALL PRIOR AGREEMENTS BETWEEN THE PARTIES CONCERNING SUCH SUBJECT MATTER.

22. AMENDMENT. THIS AGREEMENT MAY BE AMENDED OR MODIFIED ONLY BY A WRITTEN INSTRUMENT SIGNED BY THE EMPLOYEE AND BY A DULY AUTHORIZED REPRESENTATIVE OF THE BANK.

23. GOVERNING LAW. THIS CONTRACT SHALL BE CONSTRUED UNDER AND BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO SUCH STATE’S CONFLICTS OF LAWS PRINCIPLES.

24. OBLIGATIONS OF SUCCESSORS. THE BANK SHALL REQUIRE ANY SUCCESSOR (WHETHER DIRECT OR INDIRECT, BY PURCHASE, MERGER, CONSOLIDATION OR OTHERWISE) TO ALL OR SUBSTANTIALLY ALL OF THE BUSINESS OR ASSETS OF THE BANK TO EXPRESSLY ASSUME AND AGREE TO PERFORM THIS AGREEMENT IN THE SAME MANNER AND TO THE SAME EXTENT THAT THE BANK WOULD BE REQUIRED TO PERFORM IF NO SUCH SUCCESSION HAD TAKEN PLACE.

25. ADDITIONAL LIMITATION. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN THE EVENT THAT ANY COMPENSATION, PAYMENT OR DISTRIBUTION BY THE BANK TO OR FOR THE BENEFIT OF THE EMPLOYEE, WHETHER PAID OR PAYABLE OR DISTRIBUTED OR DISTRIBUTABLE PURSUANT TO THE TERMS OF THIS AGREEMENT OR OTHERWISE (THE “SEVERANCE PAYMENTS”), WOULD BE SUBJECT TO THE EXCISE TAX IMPOSED BY SECTION 4999 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), THEN THE BENEFITS PAYABLE UNDER THIS AGREEMENT SHALL BE REDUCED (BUT NOT BELOW ZERO) TO THE EXTENT NECESSARY SO THAT THE MAXIMUM SEVERANCE PAYMENTS SHALL NOT EXCEED THE THRESHOLD AMOUNT, AS DEFINED BELOW. TO THE EXTENT THAT THERE IS MORE THAN ONE METHOD OF REDUCING THE PAYMENTS TO BRING THEM WITHIN THE THRESHOLD AMOUNT, THE EMPLOYEE SHALL DETERMINE WHICH METHOD SHALL BE FOLLOWED; PROVIDED THAT IF THE EMPLOYEE FAILS TO MAKE SUCH DETERMINATION WITHIN 15 BUSINESS DAYS AFTER THE BANK HAS SENT THE EMPLOYEE WRITTEN NOTICE OF THE NEED FOR SUCH REDUCTION, THE BANK MAY DETERMINE THE AMOUNT OF SUCH REDUCTION IN ITS SOLE DISCRETION.

7

The “Threshold Amount” shall mean three times the Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Employee with respect to such excise tax.

26. SECTION 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, the Bank determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death; provided, however, that in the case of benefits, the Employee may elect to pay for the costs of such benefits during such delay period in exchange for reimbursement of such costs after the end of the delay period. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Bank makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

8

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Bank by its duly authorized officer, and by the Employee, as of the Effective Date.

Randolph Savings Bank

By:
James P. McDonough
President and Chief Executive Officer

Chris A. Kreidermacher

[Signature page to Agreement with Chris A. Kreidermacher]

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

I enter into this Separation Agreement and Release (the “Release”) pursuant to Section 4 of the Agreement between Randolph Savings Bank (the “Bank”) and me (the “Agreement”), which Agreement was effective as of the closing of the transactions contemplated by the Agreement and Plan of Merger between Randolph Bancorp and First Eastern Bankshares Corporation (the “Seller Company”), dated as of September 1, 2015 (the “Merger Agreement”). I acknowledge my timely execution and return and my non-revocation of this Release are conditions to the payment of the Severance Pay in Section 4 of the Agreement. I therefore agree to the following terms:

7. RELEASE OF CLAIMS. I VOLUNTARILY RELEASE AND FOREVER DISCHARGE THE BANK, ITS AFFILIATED AND RELATED ENTITIES, ITS PREDECESSORS, SUCCESSORS AND ASSIGNS, ITS EMPLOYEE BENEFIT PLANS AND FIDUCIARIES OF SUCH PLANS, AND THE CURRENT AND FORMER OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS AND AGENTS OF ANY AND ALL OF THE FOREGOING IN THEIR OFFICIAL AND PERSONAL CAPACITIES (COLLECTIVELY REFERRED TO AS THE “RELEASEES”) GENERALLY FROM ALL CLAIMS, DEMANDS, DEBTS, DAMAGES AND LIABILITIES OF EVERY NAME AND NATURE, KNOWN OR UNKNOWN (“CLAIMS”) THAT, AS OF THE DATE WHEN I SIGN THIS RELEASE, I HAVE, EVER HAD, NOW CLAIM TO HAVE OR EVER CLAIMED TO HAVE HAD AGAINST ANY OR ALL OF THE RELEASEES. THIS INCLUDES, WITHOUT LIMITATION, THE RELEASE OF ALL CLAIMS:

•	RELATING TO MY EMPLOYMENT BY THE BANK AND THE TERMINATION OF MY EMPLOYMENT;

•	OF WRONGFUL DISCHARGE;

•	OF BREACH OF CONTRACT;

•	OF RETALIATION OR DISCRIMINATION UNDER FEDERAL, STATE OR LOCAL LAW (INCLUDING, WITHOUT LIMITATION, CLAIMS OF AGE DISCRIMINATION OR RETALIATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, CLAIMS OF DISABILITY DISCRIMINATION OR RETALIATION UNDER THE AMERICANS WITH DISABILITIES ACT, CLAIMS OF DISCRIMINATION OR RETALIATION UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964 AND CLAIMS OF ANY FORM OF DISCRIMINATION OR RETALIATION THAT IS PROHIBITED BY THE MASSACHUSETTS GENERAL LAWS CHAPTER 151B);

•	UNDER ANY OTHER FEDERAL OR STATE STATUTE;

•	OF DEFAMATION OR OTHER TORTS;

•	OF VIOLATION OF PUBLIC POLICY;

•	FOR WAGES, BONUSES, INCENTIVE COMPENSATION, VACATION PAY OR ANY OTHER COMPENSATION OR BENEFITS, EITHER UNDER THE MASSACHUSETTS WAGE ACT, M.G.L. C. 149, §§ 148-150C, OR OTHERWISE; AND

•	FOR DAMAGES OR OTHER REMEDIES OF ANY SORT, INCLUDING, WITHOUT LIMITATION, COMPENSATORY DAMAGES, PUNITIVE DAMAGES, INJUNCTIVE RELIEF AND ATTORNEY’S FEES;

provided, however, that this release shall not affect my rights under the Bank’s Section 401(k) plan, any other “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. § 1002(3), my continuing rights under the Agreement (including the right to payment of any bonus for which an award has been determined but has not been paid during the term of employment), any statutory right to earned but unpaid wages, including vacation pay, statutory or common law rights of indemnification or defense for claims against me based on my status and conduct as an officer of the Bank under any applicable insurance policy, contracts, governing documents or bylaws. In addition, nothing in this release shall affect my rights arising from any relationship that I may have with the Bank or any affiliated or related entity as a customer or a client. Furthermore, nothing in this release shall affect my rights to pursue Claims against individuals based on actions taken in their personal capacities that are unrelated in any way to my employment with the Bank or its termination.

I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release. I represent that I have not assigned to any third party and I have not filed with any agency or court any Claim released by this Release.

8. ONGOING OBLIGATIONS. I REAFFIRM MY ONGOING OBLIGATIONS UNDER THE EMPLOYMENT AGREEMENT, INCLUDING WITHOUT LIMITATION MY OBLIGATIONS UNDER SECTION 8 (“CONFIDENTIAL INFORMATION AND BANK PROPERTY”).

9. LITIGATION AND REGULATORY COOPERATION. I FURTHER AGREE THAT FOR A PERIOD OF TWO YEARS FROM THE DATE OF THE TERMINATION OF MY EMPLOYMENT WITH THE BANK (THE “COOPERATION PERIOD”), I SHALL COOPERATE FULLY WITH THE BANK IN THE DEFENSE OR PROSECUTION OF ANY CLAIMS OR ACTIONS NOW IN EXISTENCE OR WHICH MAY BE BROUGHT IN THE FUTURE AGAINST OR ON BEHALF OF THE BANK WHICH RELATE TO EVENTS OR OCCURRENCES THAT TRANSPIRED WHILE I WAS EMPLOYED BY THE BANK. MY FULL COOPERATION IN CONNECTION WITH SUCH CLAIMS OR ACTIONS SHALL INCLUDE, BUT NOT BE LIMITED TO, BEING AVAILABLE TO MEET WITH COUNSEL TO PREPARE FOR DISCOVERY OR TRIAL AND TO ACT AS A WITNESS ON BEHALF OF THE BANK AT MUTUALLY CONVENIENT TIMES. DURING THE COOPERATION PERIOD, I SHALL ALSO COOPERATE FULLY WITH THE BANK IN CONNECTION WITH ANY INVESTIGATION OR REVIEW OF ANY FEDERAL, STATE OR LOCAL REGULATORY AUTHORITY AS ANY SUCH INVESTIGATION OR REVIEW RELATES TO EVENTS OR OCCURRENCES THAT TRANSPIRED WHILE I WAS EMPLOYED BY THE BANK. ANY COOPERATION PURSUANT TO THIS PARAGRAPH IS SUBJECT TO THE BANK’S COMMITMENT TO REIMBURSE ME

2

FOR ANY REASONABLE OUT-OF-POCKET EXPENSES INCURRED IN CONNECTION WITH MY PERFORMANCE OF OBLIGATIONS PURSUANT TO THIS PARAGRAPH, BASED ON THE PROCEDURES FOR REIMBURSEMENT APPLICABLE TO EMPLOYEE BUSINESS EXPENSE REIMBURSEMENT UNDER THE BANK’S POLICIES. IN ADDITION, IF THE BANK DOES NOT OFFER TO PROVIDE ME WITH LEGAL SERVICES THROUGH THE BANK’S COUNSEL IN CONNECTION WITH SUCH COOPERATION, EITHER DUE TO SUCH COUNSEL’S DETERMINATION THAT JOINT REPRESENTATION CANNOT BE PROVIDED OR FOR ANY OTHER REASON, I MAY CONDITION MY COOPERATION ON THE BANK’S AGREEMENT TO REIMBURSE ME FOR ANY REASONABLE ATTORNEY’S FEES THAT I INCUR IN THE PROVIDING ANY COOPERATION SERVICES PURSUANT TO THIS PARAGRAPH.

10. NO ASSIGNMENT. I REPRESENT THAT I HAVE NOT ASSIGNED TO ANY OTHER PERSON OR ENTITY ANY CLAIMS AGAINST ANY RELEASEE.

11. RIGHT TO CONSIDER AND REVOKE RELEASE. I ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO CONSIDER THIS RELEASE FOR A PERIOD ENDING TWENTY-ONE (21) DAYS AFTER THE DATE WHEN IT WAS PROPOSED TO ME. IN THE EVENT THAT I EXECUTED THIS RELEASE WITHIN LESS THAN TWENTY-ONE (21) DAYS AFTER SUCH DATE, I ACKNOWLEDGE THAT SUCH DECISION WAS ENTIRELY VOLUNTARY AND THAT I HAD THE OPPORTUNITY TO CONSIDER THIS RELEASE UNTIL THE END OF THE TWENTY-ONE (21) DAY PERIOD. TO ACCEPT THIS RELEASE, I SHALL DELIVER A SIGNED RELEASE TO THE BANK’S MOST SENIOR HUMAN RESOURCES OFFICER WITHIN SUCH TWENTY-ONE (21) DAY PERIOD. FOR A PERIOD OF SEVEN (7) DAYS FROM THE DATE WHEN THE I EXECUTE THIS RELEASE (THE “REVOCATION PERIOD”), I SHALL RETAIN THE RIGHT TO REVOKE THIS RELEASE BY WRITTEN NOTICE THAT IS RECEIVED BY SUCH HUMAN RESOURCES OFFICER ON OR BEFORE THE LAST DAY OF THE REVOCATION PERIOD. THIS RELEASE SHALL TAKE EFFECT ONLY IF IT IS EXECUTED WITHIN THE TWENTY-ONE (21) DAY PERIOD AS SET FORTH ABOVE AND IF IT IS NOT REVOKED PURSUANT TO THE PRECEDING SENTENCE. IF THOSE CONDITIONS ARE SATISFIED, THIS RELEASE SHALL BECOME EFFECTIVE AND ENFORCEABLE ON THE DATE IMMEDIATELY FOLLOWING THE LAST DAY OF THE REVOCATION PERIOD (THE “EFFECTIVE DATE”).

12. OTHER TERMS.

(a) Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

(b) Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

3

(c) Amendment. This Release may be amended only upon a written agreement executed by the Bank and me.

(d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Bank or me.

(f) Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Bank or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.

So agreed.

Chris A. Kreidermacher	Date

4

Exhibit C

AGREEMENT

This Agreement (the “Agreement”) is entered into by and between Randolph Savings Bank (the “Bank”) and Kellie J. Lally (the “Employee”). The effectiveness of this Agreement is contingent upon the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger among Randolph Bancorp, First Eastern Bankshares Corporation (the “Seller Company”), and Richard F. Kalagher, dated as of September 1, 2015 (the “Merger Agreement”). This Agreement shall be effective upon the date of the Closing (the “Effective Date”).

27. PURPOSE. THE EMPLOYEE HAS BEEN EMPLOYED IN A SENIOR CAPACITY BY FIRST FEDERAL SAVINGS BANK OF BOSTON (THE “SELLER SUBSIDIARY”), WHICH IS A WHOLLY-OWNED SUBSIDIARY OF THE SELLER COMPANY. THE BOARD OF DIRECTORS OF THE BANK (THE “BOARD”) BELIEVES THAT THE EMPLOYEE HAS THE SKILLS, KNOWLEDGE AND EXPERIENCE TO BE AN IMPORTANT AND EFFECTIVE CONTRIBUTOR TO THE BANK’S SUCCESS. THE BOARD SEEKS TO ENCOURAGE THE EMPLOYEE’S EMPLOYMENT WITH AND COMMITMENT TO THE BANK.

28. CERTAIN EMPLOYMENT TERMS. THE EMPLOYEE’S EMPLOYMENT WITH THE BANK SHALL COMMENCE ON THE EFFECTIVE DATE. THE FOLLOWING TERMS SHALL APPLY TO THE EMPLOYEE’S COMPENSATION AND EMPLOYMENT RESPONSIBILITIES DURING THE EMPLOYEE’S EMPLOYMENT WITH THE BANK.

(a) Position and Responsibilities. The Bank shall employ the Employee in a management-level position or positions appropriate for an individual of the Employee’s skills, knowledge and experience with responsibilities consistent with such skills, knowledge and experience.

(b) Salary. The Bank shall pay the Employee a base salary at an annual rate equal to the Employee’s annual base salary rate as an employee of the Seller Subsidiary as of the Effective Date.

(c) Bonus. The Employee shall be eligible to receive an annual bonus pursuant to and subject to the terms of any annual short-term incentive plan that is in place for other members of the Bank’s management team.

(d) Benefits. The Bank shall provide benefits to the Employee in accordance with Sections 7.6(a) – (f) of the Merger Agreement, which Sections are incorporated herein by reference.

29. AT-WILL EMPLOYMENT. THE BANK’S EMPLOYMENT OF THE EMPLOYEE SHALL BE ON AN AT-WILL BASIS; PROVIDED THAT (I) THE EMPLOYEE SHALL GIVE AT LEAST 30 DAYS’ NOTICE OF THE EMPLOYEE’S RESIGNATION FROM EMPLOYMENT WITH THE BANK; AND (II) THE AT-WILL NATURE OF THE EMPLOYEE’S EMPLOYMENT SHALL NOT LIMIT THE

1

EMPLOYEE’S RIGHTS UNDER SECTION 4 (SEVERANCE PAY). IF THE EMPLOYEE GIVES ADVANCE NOTICE OF THE EMPLOYEE’S RESIGNATION, THE BANK MAY ACCELERATE THE TERMINATION OF THE EMPLOYEE’S EMPLOYMENT BY PAYING THE EMPLOYEE’S SALARY AT THE EMPLOYEE’S BASE SALARY RATE FOR ANY PERIOD OF ACCELERATION. SUCH ACCELERATED RESIGNATION SHALL NOT AFFECT THE TREATMENT OF THE EMPLOYEE’S TERMINATION AS A RESIGNATION.

30. SEVERANCE PAY. IF PRIOR TO THE FIVE YEAR ANNIVERSARY OF THE EFFECTIVE DATE, THE EMPLOYEE’S EMPLOYMENT IS TERMINATED BY THE BANK FOR ANY REASON OTHER THAN FOR CAUSE, DISABILITY OR DEATH, OR IF THE EMPLOYEE RESIGNS FOR GOOD REASON, THEN SUBJECT TO THE EMPLOYEE SIGNING A SEPARATION AGREEMENT TO BE PROPOSED BY THE BANK, WHICH SHALL BE SUBSTANTIALLY IN THE FORM ATTACHED HERETO AS EXHIBIT A, AMENDED AS REASONABLY NECESSARY BASED ON APPLICABLE LAW (THE “SEPARATION AGREEMENT AND RELEASE”) AND THE SEPARATION AGREEMENT AND RELEASE BECOMING IRREVOCABLE, ALL WITHIN 45 DAYS AFTER THE DATE OF TERMINATION, THE BANK SHALL PAY TO THE EMPLOYEE A SEVERANCE AMOUNT EQUAL TO THE EMPLOYEE’S ANNUAL BASE SALARY AS OF THE DATE OF TERMINATION (THE “SEVERANCE PAY”). THE SEVERANCE PAY SHALL BE PAID IN A LUMP SUM WITHIN 45 DAYS OF THE DATE OF TERMINATION; PROVIDED, HOWEVER, THAT IF THE 45-DAY PERIOD BEGINS IN ONE CALENDAR YEAR AND ENDS IN A SECOND CALENDAR YEAR, THE SEVERANCE PAY SHALL BE PAID IN THE SECOND CALENDAR YEAR NO LATER THAN THE LAST DAY OF SUCH 45-DAY PERIOD.

31. DEFINITIONS. FOR PURPOSES HEREOF, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS SET FORTH BELOW:

(a) “Cause” shall mean a termination of the Employee’s employment which is a result of: (i) actions and/or omissions by the Employee satisfying the elements of (A) a felony or (B) a misdemeanor involving dishonesty, the taking of property or moral turpitude; or (ii) willful disclosure of material trade secrets or other material confidential information related to the business of the Bank or any of its subsidiaries or affiliates; or (iii) willful and continued failure substantially to perform the Employee’s duties with the Bank (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Board, which demand identifies the specific actions which the Board believes constitute willful and continued failure substantially to perform the Employee’s duties, and which performance is not substantially corrected by the Employee within fourteen (14) days of receipt of such demand; (iv) willful and knowing participation in releasing false or materially misleading financial statements; (v) dishonesty to the Board regarding any material matter; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Bank to cooperate, or the Employee’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

2

(b) “Disability” shall mean that if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from the Employee’s duties to the Bank on a full-time basis for 120 business days in the aggregate in any 12 month period or is reasonably expected based upon medical information to be absent for such period. If any question shall arise as to whether during any period the Employee has a Disability, the Employee may, and at the request of the Bank shall, submit to the Bank a certification in reasonable detail by a physician selected by the Bank to whom the Employee has no reasonable objection as to whether the Employee is incapacitated and how long any incapacity is expected to continue. Such certification shall, for the purposes of this Agreement, be conclusive of the issue. The Employee shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Employee fails to submit such certification, the Bank’s determination of such issue shall be binding on the Employee.

(c) “Good Reason” shall mean the occurrence of any of the following events (each, a “Good Reason Condition”) followed by the Good Reason Process, as defined below: (i) a material adverse change in the Employee’s position and/or responsibilities such that the Employee no longer holds a position with responsibilities appropriate for an individual of the Employee’s skills, knowledge and experience; or (ii) a material reduction in the Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time hereafter, except for across-the-board reductions of annual base salary similarly affecting all executive officers of the Bank; or (iii) the removal of the Employee from eligibility for any short-term incentive plan for members of the Bank’s management team for which other members of the Bank’s management team remain eligible or the application to the Employee of adverse changes in such plan’s terms that are not applied generally to other management-level participants; provided that “adverse changes in such plan’s terms” shall not be construed to include changes in bonus targets or good faith determinations of bonus amounts; or (iv) the relocation of the Bank’s offices at which the Employee is principally employed (the “Current Offices”) to any other location more than 25 miles of driving distance from the Current Offices, or the requirement by the Bank for the Employee to be based more than 25 miles of driving distance away from the Current Offices, except for required travel on the Bank’s business to an extent substantially consistent with the Employee’s business travel obligations. Notwithstanding the foregoing, a suspension of any or all of Employee’s duties or responsibilities by the Bank during an investigation that is initiated pursuant to a direction by the Board shall not constitute the occurrence of a material adverse change for purposes of clause (i); provided that Employee’s base salary and fringe benefit entitlements continue during the period of such suspension. The “Good Reason Process” shall mean that (i) the Employee reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Employee gives the Bank written notice of the first occurrence of the Good Reason Condition within 30 days of the first occurrence of such condition; (C) the Employee cooperates in good faith with the Bank’s efforts for a period of not less than 30 days following such notice (the “Cure Period”) to remedy the Good Reason Condition; (D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) the Employee terminates employment by giving written notice no later than 30 days after the expiration of the Cure Period. If the Bank cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

3

32. WITHHOLDING. ALL PAYMENTS MADE BY THE BANK UNDER THIS AGREEMENT SHALL BE NET OF ANY TAX OR OTHER AMOUNTS REQUIRED TO BE WITHHELD BY THE BANK UNDER APPLICABLE LAW.

33. NO MITIGATION. THE BANK AGREES THAT, IF THE EMPLOYEE’S EMPLOYMENT BY THE BANK IS TERMINATED PRIOR TO THE FIVE YEAR ANNIVERSARY OF THE EFFECTIVE DATE, THE EMPLOYEE IS NOT REQUIRED TO SEEK OTHER EMPLOYMENT OR TO ATTEMPT IN ANY WAY TO REDUCE THE SEVERANCE PAY. FURTHER, THE SEVERANCE PAY SHALL NOT BE REDUCED BY ANY COMPENSATION EARNED BY THE EMPLOYEE AS THE RESULT OF EMPLOYMENT BY ANOTHER EMPLOYER, BY RETIREMENT BENEFITS, BY OFFSET AGAINST ANY AMOUNT CLAIMED TO BE OWED BY THE EMPLOYEE TO THE BANK OR OTHERWISE, EXCEPT AS OTHERWISE PROVIDED BY THIS AGREEMENT.

34. CONFIDENTIAL INFORMATION AND BANK PROPERTY.

(j) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Bank which is of value to the Bank in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Bank. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Bank. Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Seller Subsidiary or the Bank, as well as other information to which the Employee may have access in connection with the Employee’s employment. Confidential Information also includes the confidential information of others with which the Bank has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Employee’s duties under Section 8(b).

(k) Confidentiality. The Employee understands and agrees that the Employee’s employment creates a relationship of confidence and trust between the Employee and the Bank with respect to all Confidential Information. At all times, both during the Employee’s employment with the Bank and after its termination, the Employee will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Bank, except as may be necessary in the ordinary course of performing the Employee’s duties to the Bank or as otherwise may be required by law.

(l) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Employee by the Bank or any affiliate or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of the Bank. The Employee will return to the Bank all such materials and property as and when

4

requested by the Bank. In any event, the Employee will return all such materials and property promptly following termination of the Employee’s employment for any reason other than death. The Employee will not retain with the Employee any such material or property or any copies thereof after such termination.

(m) Injunction. The Employee agrees that it would be difficult to measure any damages caused to the Bank which might result from any breach by the Employee of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 9 of this Agreement, the Employee agrees that if the Employee breaches, or proposes to breach, any portion of this Section 8, the Bank shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach.

35. ARBITRATION OF DISPUTES. ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF OR OTHERWISE RELATING TO THE EMPLOYEE’S EMPLOYMENT WITH THE BANK OR ITS TERMINATION, INCLUDING WITHOUT LIMITATION STATUTORY CLAIMS (INCLUDING WITHOUT LIMITATION STATUTORY DISCRIMINATION OR WAGE CLAIMS) AND COMMON LAW CONTRACT AND TORT CLAIMS SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE EMPLOYMENT ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL BE CONDUCTED IN THE CITY OF BOSTON. IN THE EVENT THAT ANY PERSON OR ENTITY OTHER THAN THE EMPLOYEE OR THE BANK MAY BE A PARTY WITH REGARD TO ANY SUCH CONTROVERSY OR CLAIM, SUCH CONTROVERSY OR CLAIM SHALL BE SUBMITTED TO ARBITRATION SUBJECT TO SUCH OTHER PERSON OR ENTITY’S AGREEMENT. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. NOTWITHSTANDING THE FOREGOING, THIS SECTION 9 SHALL NOT PRECLUDE EITHER PARTY FROM PURSUING A COURT ACTION FOR THE SOLE PURPOSE OF OBTAINING A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY INJUNCTION IN CIRCUMSTANCES IN WHICH SUCH RELIEF IS APPROPRIATE; PROVIDED THAT ANY OTHER RELIEF SHALL BE PURSUED THROUGH AN ARBITRATION PROCEEDING PURSUANT TO THIS SECTION 9.

36. WAIVER. NO WAIVER OF ANY PROVISION HEREOF SHALL BE EFFECTIVE UNLESS MADE IN WRITING AND SIGNED BY THE WAIVING PARTY. THE FAILURE OF EITHER PARTY TO REQUIRE THE PERFORMANCE OF ANY TERM OR OBLIGATION OF THIS AGREEMENT, OR THE WAIVER BY EITHER PARTY OF ANY BREACH OF THIS AGREEMENT, SHALL NOT PREVENT ANY SUBSEQUENT ENFORCEMENT OF SUCH TERM OR OBLIGATION OR BE DEEMED A WAIVER OF ANY SUBSEQUENT BREACH.

37. NOTICES. ANY NOTICES, REQUESTS, DEMANDS AND OTHER COMMUNICATIONS PROVIDED FOR BY THIS AGREEMENT SHALL BE

5

SUFFICIENT IF IN WRITING AND DELIVERED IN PERSON OR SENT BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE EMPLOYEE AT THE LAST ADDRESS THE EMPLOYEE HAS FILED IN WRITING WITH THE BANK, OR TO THE BANK AT ITS MAIN OFFICE, ATTENTION OF THE BOARD.

38. EFFECT ON OTHER PLANS. THE EMPLOYEE HEREBY WAIVES ANY RIGHTS TO ANY SEVERANCE BENEFITS UNDER ANY CURRENT OR FUTURE BANK SEVERANCE PAY PLAN OR PROGRAM WITH RESPECT TO ANY TERMINATION OF EMPLOYMENT THAT RENDERS THE EMPLOYEE ELIGIBLE FOR SEVERANCE PAY PURSUANT TO THIS AGREEMENT. SUBJECT TO SUCH WAIVER, NOTHING ELSE IN THIS AGREEMENT SHALL OTHERWISE LIMIT THE RIGHTS OF THE EMPLOYEE UNDER THE BANK’S BENEFIT PLANS, PROGRAMS OR POLICIES AN ELECTION BY THE EMPLOYEE TO RESIGN FOR GOOD REASON UNDER THE PROVISIONS OF THIS AGREEMENT SHALL NOT BE DEEMED A VOLUNTARY TERMINATION OF EMPLOYMENT BY THE EMPLOYEE FOR THE PURPOSE OF INTERPRETING THE PROVISIONS OF ANY OF THE BANK’S BENEFIT PLANS, PROGRAMS OR POLICIES.

39. ENTIRE AGREEMENT. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES IN ALL RESPECTS ALL PRIOR AGREEMENTS BETWEEN THE PARTIES CONCERNING SUCH SUBJECT MATTER.

40. AMENDMENT. THIS AGREEMENT MAY BE AMENDED OR MODIFIED ONLY BY A WRITTEN INSTRUMENT SIGNED BY THE EMPLOYEE AND BY A DULY AUTHORIZED REPRESENTATIVE OF THE BANK.

41. GOVERNING LAW. THIS CONTRACT SHALL BE CONSTRUED UNDER AND BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO SUCH STATE’S CONFLICTS OF LAWS PRINCIPLES.

42. OBLIGATIONS OF SUCCESSORS. THE BANK SHALL REQUIRE ANY SUCCESSOR (WHETHER DIRECT OR INDIRECT, BY PURCHASE, MERGER, CONSOLIDATION OR OTHERWISE) TO ALL OR SUBSTANTIALLY ALL OF THE BUSINESS OR ASSETS OF THE BANK TO EXPRESSLY ASSUME AND AGREE TO PERFORM THIS AGREEMENT IN THE SAME MANNER AND TO THE SAME EXTENT THAT THE BANK WOULD BE REQUIRED TO PERFORM IF NO SUCH SUCCESSION HAD TAKEN PLACE.

43. ADDITIONAL LIMITATION. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN THE EVENT THAT ANY COMPENSATION, PAYMENT OR DISTRIBUTION BY THE BANK TO OR FOR THE BENEFIT OF THE EMPLOYEE, WHETHER PAID OR PAYABLE OR DISTRIBUTED OR DISTRIBUTABLE PURSUANT TO THE TERMS OF THIS AGREEMENT OR OTHERWISE (THE “SEVERANCE PAYMENTS”), WOULD BE SUBJECT TO THE

6

EXCISE TAX IMPOSED BY SECTION 4999 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), THEN THE BENEFITS PAYABLE UNDER THIS AGREEMENT SHALL BE REDUCED (BUT NOT BELOW ZERO) TO THE EXTENT NECESSARY SO THAT THE MAXIMUM SEVERANCE PAYMENTS SHALL NOT EXCEED THE THRESHOLD AMOUNT, AS DEFINED BELOW. TO THE EXTENT THAT THERE IS MORE THAN ONE METHOD OF REDUCING THE PAYMENTS TO BRING THEM WITHIN THE THRESHOLD AMOUNT, THE EMPLOYEE SHALL DETERMINE WHICH METHOD SHALL BE FOLLOWED; PROVIDED THAT IF THE EMPLOYEE FAILS TO MAKE SUCH DETERMINATION WITHIN 15 BUSINESS DAYS AFTER THE BANK HAS SENT THE EMPLOYEE WRITTEN NOTICE OF THE NEED FOR SUCH REDUCTION, THE BANK MAY DETERMINE THE AMOUNT OF SUCH REDUCTION IN ITS SOLE DISCRETION.

The “Threshold Amount” shall mean three times the Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Employee with respect to such excise tax.

44. SECTION 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, the Bank determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death; provided, however, that in the case of benefits, the Employee may elect to pay for the costs of such benefits during such delay period in exchange for reimbursement of such costs after the end of the delay period. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

7

(d) The Bank makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

8

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Bank by its duly authorized officer, and by the Employee, as of the Effective Date.

Randolph Savings Bank

By:
James P. McDonough
President and Chief Executive Officer

Kellie J. Lally

[Signature page to Agreement with Kellie J. Lally]

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

I enter into this Separation Agreement and Release (the “Release”) pursuant to Section 4 of the Agreement between Randolph Savings Bank (the “Bank”) and me (the “Agreement”), which Agreement was effective as of the closing of the transactions contemplated by the Agreement and Plan of Merger between Randolph Bancorp and First Eastern Bankshares Corporation (the “Seller Company”), dated as of September 1, 2015 (the “Merger Agreement”). I acknowledge my timely execution and return and my non-revocation of this Release are conditions to the payment of the Severance Pay in Section 4 of the Agreement. I therefore agree to the following terms:

13. RELEASE OF CLAIMS. I VOLUNTARILY RELEASE AND FOREVER DISCHARGE THE BANK, ITS AFFILIATED AND RELATED ENTITIES, ITS PREDECESSORS, SUCCESSORS AND ASSIGNS, ITS EMPLOYEE BENEFIT PLANS AND FIDUCIARIES OF SUCH PLANS, AND THE CURRENT AND FORMER OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS AND AGENTS OF ANY AND ALL OF THE FOREGOING IN THEIR OFFICIAL AND PERSONAL CAPACITIES (COLLECTIVELY REFERRED TO AS THE “RELEASEES”) GENERALLY FROM ALL CLAIMS, DEMANDS, DEBTS, DAMAGES AND LIABILITIES OF EVERY NAME AND NATURE, KNOWN OR UNKNOWN (“CLAIMS”) THAT, AS OF THE DATE WHEN I SIGN THIS RELEASE, I HAVE, EVER HAD, NOW CLAIM TO HAVE OR EVER CLAIMED TO HAVE HAD AGAINST ANY OR ALL OF THE RELEASEES. THIS INCLUDES, WITHOUT LIMITATION, THE RELEASE OF ALL CLAIMS:

•	RELATING TO MY EMPLOYMENT BY THE BANK AND THE TERMINATION OF MY EMPLOYMENT;

•	OF WRONGFUL DISCHARGE;

•	OF BREACH OF CONTRACT;

•	OF RETALIATION OR DISCRIMINATION UNDER FEDERAL, STATE OR LOCAL LAW (INCLUDING, WITHOUT LIMITATION, CLAIMS OF AGE DISCRIMINATION OR RETALIATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, CLAIMS OF DISABILITY DISCRIMINATION OR RETALIATION UNDER THE AMERICANS WITH DISABILITIES ACT, CLAIMS OF DISCRIMINATION OR RETALIATION UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964 AND CLAIMS OF ANY FORM OF DISCRIMINATION OR RETALIATION THAT IS PROHIBITED BY THE MASSACHUSETTS GENERAL LAWS CHAPTER 151B);

•	UNDER ANY OTHER FEDERAL OR STATE STATUTE;

•	OF DEFAMATION OR OTHER TORTS;

•	OF VIOLATION OF PUBLIC POLICY;

•	FOR WAGES, BONUSES, INCENTIVE COMPENSATION, VACATION PAY OR ANY OTHER COMPENSATION OR BENEFITS, EITHER UNDER THE MASSACHUSETTS WAGE ACT, M.G.L. C. 149, §§ 148-150C, OR OTHERWISE; AND

•	FOR DAMAGES OR OTHER REMEDIES OF ANY SORT, INCLUDING, WITHOUT LIMITATION, COMPENSATORY DAMAGES, PUNITIVE DAMAGES, INJUNCTIVE RELIEF AND ATTORNEY’S FEES;

provided, however, that this release shall not affect my rights under the Bank’s Section 401(k) plan, any other “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. § 1002(3), my continuing rights under the Agreement (including the right to payment of any bonus for which an award has been determined but has not been paid during the term of employment), any statutory right to earned but unpaid wages, including vacation pay, statutory or common law rights of indemnification or defense for claims against me based on my status and conduct as an officer of the Bank under any applicable insurance policy, contracts, governing documents or bylaws. In addition, nothing in this release shall affect my rights arising from any relationship that I may have with the Bank or any affiliated or related entity as a customer or a client. Furthermore, nothing in this release shall affect my rights to pursue Claims against individuals based on actions taken in their personal capacities that are unrelated in any way to my employment with the Bank or its termination.

I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release. I represent that I have not assigned to any third party and I have not filed with any agency or court any Claim released by this Release.

14. ONGOING OBLIGATIONS. I REAFFIRM MY ONGOING OBLIGATIONS UNDER THE EMPLOYMENT AGREEMENT, INCLUDING WITHOUT LIMITATION MY OBLIGATIONS UNDER SECTION 8 (“CONFIDENTIAL INFORMATION AND BANK PROPERTY”).

15. LITIGATION AND REGULATORY COOPERATION. I FURTHER AGREE THAT FOR A PERIOD OF TWO YEARS FROM THE DATE OF THE TERMINATION OF MY EMPLOYMENT WITH THE BANK (THE “COOPERATION PERIOD”), I SHALL COOPERATE FULLY WITH THE BANK IN THE DEFENSE OR PROSECUTION OF ANY CLAIMS OR ACTIONS NOW IN EXISTENCE OR WHICH MAY BE BROUGHT IN THE FUTURE AGAINST OR ON BEHALF OF THE BANK WHICH RELATE TO EVENTS OR OCCURRENCES THAT TRANSPIRED WHILE I WAS EMPLOYED BY THE BANK. MY FULL COOPERATION IN CONNECTION WITH SUCH CLAIMS OR ACTIONS SHALL INCLUDE, BUT NOT BE LIMITED TO, BEING AVAILABLE TO MEET WITH COUNSEL TO PREPARE FOR DISCOVERY OR TRIAL AND TO ACT AS A WITNESS ON BEHALF OF THE BANK AT MUTUALLY CONVENIENT TIMES. DURING THE COOPERATION PERIOD, I SHALL ALSO COOPERATE FULLY WITH THE BANK IN CONNECTION WITH ANY INVESTIGATION OR REVIEW OF ANY FEDERAL, STATE OR LOCAL REGULATORY AUTHORITY AS ANY SUCH INVESTIGATION OR REVIEW RELATES TO EVENTS OR OCCURRENCES THAT TRANSPIRED WHILE I WAS EMPLOYED BY THE BANK. ANY COOPERATION PURSUANT TO THIS PARAGRAPH IS SUBJECT TO THE BANK’S COMMITMENT TO REIMBURSE ME

FOR ANY REASONABLE OUT-OF-POCKET EXPENSES INCURRED IN CONNECTION WITH MY PERFORMANCE OF OBLIGATIONS PURSUANT TO THIS PARAGRAPH, BASED ON THE PROCEDURES FOR REIMBURSEMENT APPLICABLE TO EMPLOYEE BUSINESS EXPENSE REIMBURSEMENT UNDER THE BANK’S POLICIES. IN ADDITION, IF THE BANK DOES NOT OFFER TO PROVIDE ME WITH LEGAL SERVICES THROUGH THE BANK’S COUNSEL IN CONNECTION WITH SUCH COOPERATION, EITHER DUE TO SUCH COUNSEL’S DETERMINATION THAT JOINT REPRESENTATION CANNOT BE PROVIDED OR FOR ANY OTHER REASON, I MAY CONDITION MY COOPERATION ON THE BANK’S AGREEMENT TO REIMBURSE ME FOR ANY REASONABLE ATTORNEY’S FEES THAT I INCUR IN THE PROVIDING ANY COOPERATION SERVICES PURSUANT TO THIS PARAGRAPH.

16. NO ASSIGNMENT. I REPRESENT THAT I HAVE NOT ASSIGNED TO ANY OTHER PERSON OR ENTITY ANY CLAIMS AGAINST ANY RELEASEE.

17. RIGHT TO CONSIDER AND REVOKE RELEASE. I ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO CONSIDER THIS RELEASE FOR A PERIOD ENDING TWENTY-ONE (21) DAYS AFTER THE DATE WHEN IT WAS PROPOSED TO ME. IN THE EVENT THAT I EXECUTED THIS RELEASE WITHIN LESS THAN TWENTY-ONE (21) DAYS AFTER SUCH DATE, I ACKNOWLEDGE THAT SUCH DECISION WAS ENTIRELY VOLUNTARY AND THAT I HAD THE OPPORTUNITY TO CONSIDER THIS RELEASE UNTIL THE END OF THE TWENTY-ONE (21) DAY PERIOD. TO ACCEPT THIS RELEASE, I SHALL DELIVER A SIGNED RELEASE TO THE BANK’S MOST SENIOR HUMAN RESOURCES OFFICER WITHIN SUCH TWENTY-ONE (21) DAY PERIOD. FOR A PERIOD OF SEVEN (7) DAYS FROM THE DATE WHEN THE I EXECUTE THIS RELEASE (THE “REVOCATION PERIOD”), I SHALL RETAIN THE RIGHT TO REVOKE THIS RELEASE BY WRITTEN NOTICE THAT IS RECEIVED BY SUCH HUMAN RESOURCES OFFICER ON OR BEFORE THE LAST DAY OF THE REVOCATION PERIOD. THIS RELEASE SHALL TAKE EFFECT ONLY IF IT IS EXECUTED WITHIN THE TWENTY-ONE (21) DAY PERIOD AS SET FORTH ABOVE AND IF IT IS NOT REVOKED PURSUANT TO THE PRECEDING SENTENCE. IF THOSE CONDITIONS ARE SATISFIED, THIS RELEASE SHALL BECOME EFFECTIVE AND ENFORCEABLE ON THE DATE IMMEDIATELY FOLLOWING THE LAST DAY OF THE REVOCATION PERIOD (THE “EFFECTIVE DATE”).

18. OTHER TERMS.

(a) Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

(b) Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c) Amendment. This Release may be amended only upon a written agreement executed by the Bank and me.

(d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Bank or me.

(f) Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Bank or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.

So agreed.

Kellie J. Lally	Date